Exhibit 10.2

Certain information has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential

SUPPLY AND DISTRIBUTION AGREEMENT

- by and between -

KNIGHT THERAPEUTICS EUROPE S.A.

- and -

ETON PHARMACEUTICALS, INC.

May 18, 2026

TABLE OF CONTENTS

Article 1 DEFINITIONS AND CONSTRUCTION		2

1.1	Definitions.	2
1.2	Construction.	10

Article 2 Licenses, Commercialization, and Intellectual Property Rights		11

2.1	Licenses.	11
2.2	Commercialization.	12
2.3	Diversion.	14
2.4	Regulatory Matters.	14
2.5	Off-Label Use Prevention.	17
2.6	Reference to Materials.	17
2.7	Permitted Communications.	17
2.8	Pharmacovigilance and Quality.	17
2.9	Intellectual Property and IP Improvements.	18
2.10	Further Assurances.	19
2.11	Infringement of IP.	19

Article 3 Governance		20

3.1	Alliance Managers.	20
3.2	Alliance Management Meetings.	21

Article 4 Trademarks and Packaging; Materials		21

4.1	Branding.	21
4.2	Artwork and Design.	21
4.3	Knight Materials.	21
4.4	Trademark Quality Control.	22

Article 5 Performance of Manufacturing and Supply		23

5.1	Knight Responsibilities.	23
5.2	Subcontracting.	23
5.3	Quality.	23
5.4	GMP.	23
5.5	Shelf Life.	23
5.6	Long Term Forecasts.	23
5.7	Rolling Forecast; Binding Firm Commitment.	24
5.8	Forecasts Exceeding the Firm Commitment.	24
5.9	Supply Allocation and Limitation.	24

Article 6 Orders		25

6.1	Purchase Orders.	25
6.2	Minimum Order Quantity.	25
6.3	Modifications; Changes to Purchase Orders.	25
6.4	Supply.	26

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6.5	Changes.	26

Article 7 Delivery; Review and Defective Product		26

7.1	Delivery Terms.	26
7.2	Release of Batches.	26
7.3	Review; Defects or Shortfalls.	27
7.4	Discrepant Results.	27
7.5	Remedies for Knight-Attributable Defective Product.	27

Article 8 PRODUCT RECALLS		28

8.1	Recalls.	28
8.2	Costs.	28

Article 9 Fees and Payments		28

9.1	Sourcing Services Fees; Product Pricing and Additional Transfer Price.	28
9.2	Taxes.	30
9.3	Characterization of Payments.	30

Article 10 Invoicing and Payment		31

10.1	Payment of Invoices.	31
10.2	Payment Terms.	31
10.3	Means of Payment; Currency.	31
10.4	Late Payments.	31
10.5	Suspension Right.	31

Article 11 Books and Records; Audit Rights		31

11.1	Maintained by Knight.	31
11.2	Maintained by Distributor.	31
11.3	Audit Rights; Costs.	32
11.4	Additional Audit Rights.	32
11.5	Distributor’s Audit Rights.	32
11.6	Annual Compliance Certification.	33

Article 12 Representations, Warranties and Covenants		33

12.1	Mutual Representations and Warranties.	33
12.2	Distributor Representations, Warranties and Covenants.	34
12.3	Limitations in Promotion.	35
12.4	Knight Representations, Warranties and Covenants.	36
12.5	Intercompany Arrangements and Affiliate Execution.	38
12.6	No Other Representations or Warranties.	38

Article 13 Indemnification and Limitation of Liability		38

13.1	Indemnification by Knight.	38

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13.2	Indemnification by Distributor.	39
13.3	Indemnification Procedures.	39
13.4	Cap on Distributor Indemnification Claims.	40
13.5	Limitation of Liability for Third Party Patent Infringement.	40
13.6	Non-Infringement Covenant.	40
13.7	General Limitation of Liability.	40

Article 14 Force Majeure		41

14.1	Notice of Force Majeure Event; Excused Performance.	41
14.2	Remediation.	41
14.3	Termination for Prolonged Force Majeure Event.	41

Article 15 Term and Termination.		41

15.1	Term.	41
15.2	Termination by Distributor.	42
15.3	Termination by Either Party:	42
15.4	Effect of Termination.	43
15.5	Effect of Termination or Expiration.	43
15.6	Data Rights.	44
15.7	Survival.	44

Article 16 Confidentiality		44

16.1	Nondisclosure.	44
16.2	Permitted Recipients.	45
16.3	Disclosure Required by Law.	45
16.4	Exceptions.	46
16.5	Termination Survival.	46
16.6	Publicity.	46
16.7	Permitted Disclosure.	46
16.8	Filing of Agreement with Regulatory Authority.	47

Article 17 Dispute Resolution		47

17.1	Disputes.	47
17.2	Arising Between the Parties.	47
17.3	Binding Arbitration.	48
17.4	Prevailing Party Costs and Fees.	48
17.5	Injunctive Relief.	48
17.6	Continued Performance.	48
17.7	Confidentiality.	48

Article 18 scope of coverage		49

18.1	Scope of Coverage.	49
18.2	Provision of Copies.	49
18.3	No Reduction of Liability.	49

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Article 19 Miscellaneous		49

19.1	Governing Law.	49
19.2	Notice Requirements.	50
19.3	Relationship of the Parties.	50
19.4	Assignment.	51
19.5	Expenses.	52
19.6	Waiver and Non-Exclusion of Remedies.	52
19.7	Severability.	52
19.8	Entirety.	52
19.9	Counterparts.	52

Exhibit 1 Sourcing Services Payments		2

Exhibit 2 Transfer Price		3

Exhibit 3 Pharmacovigilance Agreement		4

Exhibit 4 Regulatory Obligations of Distributor		5

Exhibit 5 Quality Agreement		6

Exhibit 6 Anti-Corruption Policy		7

Exhibit 7 Code of Business Conduct and Ethics		8

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SUPPLY AND DISTRIBUTION AGREEMENT

This Supply and Distribution Agreement (the “Agreement”) is made effective as of May 18, 2026 (the “Effective Date”)

BY AND BETWEEN:	KNIGHT THERAPEUTICS EUROPE S.A., a Luxembourg corporation, (hereinafter referred to as “Knight”)

AND:	ETON PHARMACEUTICALS, INC., a United States corporation, (hereinafter referred to as “Distributor”)

Knight and Distributor are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A.	Distributor is a pharmaceutical company with experience and infrastructure for the commercialization of pharmaceutical products in the Territory (as defined below).

B.	Knight has the capability to procure the supply of the pharmaceutical product IMPAVIDO® (miltefosine) for lawful commercialization in the Territory.

C.

Knight Therapeutics (USA) Inc. is the valid and exclusive holder of the Marketing Authorization for the Product in the Territory and, subject to the terms and conditions of this Agreement, Knight desires to cause Knight Therapeutics (USA) Inc. to transfer the Marketing Authorization to Distributor to hold as nominee on behalf of Knight.

D.

Knight owns or controls the Trademark and, subject to the terms and conditions of this Agreement, Knight desires to grant a license to Distributor to use the Trademark solely in connection with the Commercialization of the Product in the Territory.

E.	Knight desires to agree that, during the Term, it shall not supply or commercialize the Product in the Territory other than through Distributor pursuant to this Agreement.

F.

Distributor desires to secure the aforementioned rights to commercialize the Product in the Territory and, subject to the terms and conditions of this Agreement, Knight desires to grant such rights to Distributor and to supply the Product to Distributor.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

1.1	Definitions. Unless otherwise specifically provided in this Agreement, the following terms shall have the following meanings:

“Accounting Standards” means U.S. GAAP, as generally and consistently applied throughout Distributor’s organization.

“Acknowledgement” is defined in Section 6.1.

“Additional Transfer Price Payments” means additional amounts payable by Distributor in respect of its purchase of Product pursuant to Section 9.1.2.

“Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” shall mean, direct or indirect, ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby the entity or person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. For the avoidance of doubt, an entity that shares a common corporate parent with Party shall be considered an Affiliate of such Party if such common parent controls, either directly or indirectly (i.e., through different tiers of ownership), both the Party and the entity at issue.

“Applicable Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any governmental authority or Regulatory Authority, domestic or foreign, that are applicable to the particular situation, obligation or circumstances.

“Background IPR” is defined in Section 2.9.1.

“Batch” means a defined quantity of Product that is Manufactured according to a single manufacturing order.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks located in Luxembourg, Montreal, Canada or Chicago, Illinois are authorized or required by law to remain closed.

“Calendar Quarter” means the respective period of three consecutive calendar months ending March 31, June 30, September 30 and December 31.

“Calendar Year” means each successive twelve (12) months commencing on January 1 and ending on December 31.

“Certificate of Analysis” means the certificate of analysis to accompany all Products delivered to Distributor as set forth in the Quality Assurance Agreement.

“Change of Control” means, with respect to a Party, a completed transaction where any of the following occurs upon closing of the transaction: (a) any Third Party (or group of Third Parties acting in concert) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the stock then outstanding of a Party normally entitled to vote in elections of directors; (b) a Party consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into the Party, in either event pursuant to a transaction in which more than fifty percent (50%) of the total voting power of the stock outstanding of the surviving entity normally entitled to vote in elections of directors is not held by the parties holding at least fifty percent (50%) of the total outstanding shares of a Party preceding such consolidation or merger; or (c) a Party divests or otherwise conveys, transfers or leases all or substantially all of its assets relating to the Product, to any Third Party.

“cGMP” means the current Good Manufacturing Practices promulgated by Regulatory Authorities in the Territory where the Product is Manufactured.

[information redacted]

“COGS” means the Initial Transfer Price, plus any costs incurred by Distributor for shipping, freight, packaging, and shipping insurance required to transport the Product from the Delivery Point to Distributor’s warehouse in the Territory for Commercialization, plus costs associated with any expired Product.

“Commercialization” with a correlative meaning for “Commercialize”, means all activities undertaken with respect to commercialization of the Product in the Territory, including activities relating to marketing, promoting, distributing, importing, offering for sale and/or selling the Product. For greater certainty, Distributor shall be responsible for importing the Product into the Territory, and for secondary packaging and release of the Product in compliance with Applicable Laws. Commercialization does not include Development or primary Manufacture.

“Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a party with respect to any objective, reasonable, good faith efforts to accomplish such objective as a diligent business person would normally use to accomplish a similar objective under similar circumstances.

“Confidential Information” means all information of a Party disclosed by or on behalf of the relevant Party (whether through its representatives, counsel, directors, officers, employees, agents, subcontractors, or Affiliates (collectively, the “Representatives”) to the other Party pursuant to this Agreement in written, oral or any other form (such as by permitting examination of tangible items or viewing of premises); and which may include, but is not limited to, technical data, trade secrets, know-how, intellectual property or other materials owned or controlled by Disclosing Party, including, but not limited to, research, product plans, products, samples, specifications, service plans, services, customer lists, customers, markets, software, developments, inventions, processes, formulas, chemical applications, laboratory instruments, laboratory methods of analysis, interpretation of lab results, techniques, technology, manufacturing methods, equipment, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures, pricing, finances and other business information, and all analyses, compilations, studies or other materials prepared by Receiving Party containing or based in whole or in part upon such information furnished to Receiving Party by Disclosing Party or its Representatives.

“Contract Manufacturers” means any Third Party engaged to perform Manufacturing of the Product.

“Control” means, with respect to any material, information, or Intellectual Property Right, that a Party has the legal right or authority (whether by ownership, license or otherwise), as of the Effective Date or during the Term, to grant to the other Party access to, ownership of, or a license or sublicense (as applicable) under, such material, information, or Intellectual Property Right on the terms and conditions set forth herein without violating the terms of any agreement or any other arrangement with any Third Party or misappropriating the proprietary or trade secret information of a Third Party.

“Defective Product” means a Product that is damaged or defective when Distributor takes title to the Product pursuant to Section 7.1 below.

“Delivery Point” is defined in Section 7.1.

“Develop” or “Development” means all research and development activities for the Product, including all such activities intended to research, discover or develop and/or to support INDs, NDAs or other Regulatory Approvals for the Product, including, without limitation, (a) toxicology, pre-clinical and clinical drug development activities, and (b) clinical trials.

“Distributor Indemnification Claims” is defined in Section 13.1.

“Distributor Group” is defined in Section 13.2.

“Distributor Indemnitees” is defined in Section 13.1.

“Diligent Efforts” means, with respect to Distributor’s obligations under this Agreement, the level of efforts in carrying out such obligation in a manner that is at least consistent with the efforts that a pharmaceutical company in a similar position as Distributor typically devotes to a product of similar commercial and scientific potential at a similar stage in its lifecycle, in a similar therapeutic area, taking into consideration safety and efficacy and approved labeling, product profile, the competitiveness of alternative products, pricing and reimbursement, expected profitability and return on investment, including the amounts of marketing and promotional expenditures with respect to the Product and all other relevant factors that are typically taken into consideration by companies in the pharmaceutical industry when determining the level of effort and resources to apply to such tasks.

“Disclosing Party” means the Party disclosing Confidential Information.

“Dispute” is defined in Section 17.1.

“Effective Date” means the date as set forth in the preamble to this Agreement.

“Exception Notice” is defined in Section 7.3.

“FDA” means the U.S. Food and Drug Administration, or any successor entity thereto performing substantially the same functions.

“Fees” mean, collectively, (a) Sourcing Services Fees, (b) Product Fees, (c) Additional Transfer Price Payments, (d) Sourcing Services Payments, or (e) other fees or expenses payable hereunder mutually agreed to by the Parties.

“Firm Commitment” is defined in Section 5.7.

“First Commercial Sale” means, with respect to the Product in the Territory, the first sale by Distributor to a Third Party of the Product for use therein. For clarity, (a) First Commercial Sale does not include the supply or transfer of a Product among Distributor, its Affiliates and Sublicensees or for clinical trials or other scientific testing purposes, as free samples, patient assistance, charitable purposes, early access or compassionate use programs, under named-patient use, or similar uses, programs and licenses.

“Force Majeure” means an event which is beyond a non-performing Party’s reasonable control, including an act of God, strike, lock-out or other industrial/labor dispute (whether involving the workforce of the Party so prevented or of any other Person), war, riot, civil commotion, terrorist act, malicious damage, epidemic, quarantine, fire, flood, storm, natural disaster, sanctions, embargoes, trade restrictions, government actions, or other geopolitical events.

“Force Majeure Party” means a Party prevented or delayed in its performance under this Agreement by an event of Force Majeure.

“Generic Product” means any product containing the same active pharmaceutical ingredient(s) as the Product and that is approved, submitted for approval, or intended for approval via an Abbreviated New Drug Application or pursuant to Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act (or any foreign jurisdiction equivalents) that refers to, compares with, or references the Product.

“Gross Sales” means, with respect to a particular time period, the total amounts invoiced by Distributor, its Affiliates and Sublicensees to Third Party purchasers (including wholesalers) in respect of sales of the Product.

“Healthcare Professionals” means individuals who are licensed, registered, or otherwise authorized by Applicable Law in the United States to prescribe, recommend, purchase, supply, or administer pharmaceutical products in the course of their professional practice, including but not limited to physicians, pharmacists, nurse practitioners, physician assistants, and other healthcare providers who are permitted to perform such functions under applicable federal or state law.

“ICC” is defined in Section 17.3.

“IND” means an investigational new drug application, clinical study application, clinical trial exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformity with the requirements of such Regulatory Authority.

“Indirect Taxes” means value added taxes, sales taxes, consumption taxes and other similar taxes relating to sales or purchase of goods and supply of services.

“Initial Batch” is defined in Section 5.5.

“Initial Transfer Price” means, initially, [information redacted].

“Intellectual Property Rights” means Know-How, patents, trademarks, service marks, trade names, design rights, copyright (including rights in computer software) or any rights or property similar to any of the foregoing in any part of the world, whether registered or not, together with the right to apply for the registration of any such rights, and all rights or forms of protection having equivalent or similar effect, in any part of the world.

“IP Improvement” means any invention (whether patentable or not), discovery, improvement, or modification of or relating to the Product, including without limitation any manufacturing processes, formulations, dosage forms, delivery systems, dosages, dose regimens, or methods of use, and all other Intellectual Property Rights created by either Party or jointly by the Parties during the Term relating to the Product .

“Know-How” means all technical information, know-how and data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology applicable to compounds, formulations, compositions, products or to their manufacture, development, registration, use or commercialization or methods of assaying or testing them or processes for their manufacture, formulations containing them, compositions incorporating or comprising them and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information, Regulatory Materials and copies thereof, relevant to the development, manufacture, use or commercialization of and/or which may be useful in studying, testing, development, production or formulation of products, or intermediates for the synthesis thereof. Know-How includes any rights including trade secrets, copyright, database or design rights protecting such Know-How.

“Lead Time” means the agreed time it will take from the date Knight acknowledges receipt of a Purchase Order from Distributor until and including the date of delivery of the Product EXW INCOTERMS (2010) by a Contract Manufacturer to Distributor. The Lead Time shall be twelve (12) months unless otherwise agreed to by the Parties in writing.

“Long Term Forecast” is defined in Section 5.6.

“Manufacture” means the manufacture of the Product, including the compounding, filling, encapsulating, testing, and primary packaging of Materials by Knight (or any of its permitted Affiliates or subcontractors) to manufacture and produce a Product in accordance with the Product Specifications.

“Marketing Authorization” or “MA” shall mean the marketing authorization granted by the FDA under NDA No. 204684 for the lawful marketing and sale of the Product in the Territory.

“Materials” means raw materials, excipients, intermediates and laboratory reagents, packaging components and materials, devices, labels or other materials used in the Supply of Product.

“Minimum Net Sales Threshold” means the minimum annual Net Sales threshold set forth in Section 2.2.3.

“Minimum Order Quantity” is defined in Section 6.2.

“Net Sales” means Gross Sales, less the following deductions to the extent actually incurred, allowed, accrued or specifically allocated to the Product for such period:

(a)	credits, price adjustments or allowances upon prompt payment or for damaged Product, returns or rejections of the Product, including in connection with recalls;

(b)

normal and customary trade, cash and quantity discounts, allowances and credits (other than price discounts granted at the time of invoicing which have already been included in the gross amount invoiced);

(c)

chargeback payments, repayments and rebates (or the equivalent thereof) granted to or imposed by trade customers, retail and/or specialty pharmacy entities, wholesalers, group purchasing organizations, managed health care organizations, pharmaceutical benefit managers, insurers, or federal, state/provincial, local and other governments, including any or all of their regulatory authorities, agencies, review boards or tribunals or trade customers;

(d)

direct, out-of-pocket costs (but not internal FTE costs) incurred in connection with patient support services and dispensing fees, including but not limited to, insurance benefits investigations, and co-pay assistance;

(e)

taxes (other than income taxes), duties, tariffs, mandated contributions or other governmental charges levied on and actually paid in connection with the sale of Products, including value added taxes, excise taxes, sales taxes, and a pro rata portion of pharmaceutical excise taxes imposed on sales of pharmaceutical products as a whole and not specific to Products (such as those imposed by the U.S. Patient Protection and Affordable Care Act of 2010, Pub. L. No. 111-148, as amended); and

(f)	any other similar and customary deductions which are in accordance with Accounting Standards.

Net Sales shall be calculated using Distributor’s internal audited system used to calculate and report net sales for the Product, as such Net Sales calculation may be adjusted for any of the items (a) to (e) above that are not taken into account in such systems. Net Sales shall be accounted for in accordance with the Accounting Standards. To the extent that Distributor (including its Sublicensees, as applicable) provides to any Third Party purchaser discounts or allowances that are applicable to and measured by purchases of the Product and one or more other products (such as a “bundled sale” arrangement), such discounts and allowances shall be allocated between the products (for purposes of the deductions used in calculating Net Sales as above) and such other products in a commercially reasonable manner that does not unfairly or inappropriately bias the level of discounting against the Product (as compared to the other products), such allocation to be determined in good faith by the Parties.

Net Sales shall include the amount or fair market value of all other consideration received by Distributor and its associated parties in respect of sales of the Product, whether such consideration is in cash, payment in kind, exchange, or other form. Net Sales shall not include sales between or among Distributor or its Affiliates or Sublicensees unless any such associated party is the end user. Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of Distributor, which shall at all times be in accordance with U.S. GAAP.

Notwithstanding the foregoing, Net Sales shall not include any amounts received for sales of Products supplied (1)  for regulatory or governmental purposes, in connection with patient assistance programs, (2) under compassionate use, named patient or other limited access programs, (3) for charitable programs or promotional purposes, or (4) for use in any tests or studies reasonably necessary to comply with any Applicable Law, regulation or request by a Regulatory Authority, in each case for which the amount received does not exceed the COGS of such Product.

“Package” and “Packaging” means labelling, inspecting, secondary and final finished packaging and packing of the applicable Product, or any activity of a nature similar to the foregoing.

“Person” means an individual natural person, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

“Pharmacovigilance Agreement” is defined in Section 2.8.1.

[information redacted]

[information redacted]

“Product” means IMPAVIDO® (miltefosine) 50 mg capsules or any other product commercialized under NDA #204684 for Commercialization in the Territory pursuant to the Marketing Authorization.

“Product Fees” means amounts paid or payable by Distributor to Knight for Product based on the Initial Transfer Price, determined on an aggregate Calendar Year basis.

“Product Specifications” means the finished product specifications for the Product as required by the applicable Marketing Authorization in the Territory and as may be modified from time to time in accordance with the provisions of this Agreement.

“Product Unit” means [information redacted]of IMPAVIDO® 50 mg.

“Purchase Order” means a purchase order with a unique number issued by Distributor for such quantities of the Product as Distributor commits to purchase from Knight, with a statement of the date on which delivery of such shipment(s) shall be required.

“Quality Agreement” is defined in Section 2.8.3.

“Receiving Party” means the Party to whom Confidential Information is disclosed.

“Regulatory Approval” means, all approvals (including supplements and amendments), licenses, registrations and authorizations of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the clinical testing, manufacture, distribution, use and Commercialization of the Product in a given regulatory jurisdiction in the Territory.

“Regulatory Authorities” means any applicable federal, national, regional, state, provincial or local regulatory agencies, departments, commissions, councils or other government entities regulating or otherwise having authority with respect to the Product, including the FDA.

“Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, applications for Regulatory Approvals and other filings made to, received from or otherwise conducted with a Regulatory Authority that are necessary or reasonably desirable in order to obtain or maintain the rights from such Regulatory Authority to develop, manufacture, market, sell or otherwise Commercialize the Product(s) in a particular country, territory or possession.

“Representatives” shall mean, with respect to a Party, such Party’s Affiliates and such Party’s and its Affiliates’ respective directors, officers, employees, agents and any other persons or entities (excluding the other Party or its Affiliates) who contribute to the performance of such Party’s obligations under this Agreement.

“Requesting Body” shall mean any governmental authority, regulatory agency, court, or other official body with jurisdiction over the Parties or the subject matter of this Agreement, including, without limitation, the FDA or any other federal, state, or local governmental entity that requests, requires, or reviews the filing, disclosure, or redaction of this Agreement or any information contained herein.

“Rolling Forecast” is defined in Section 5.7.

“Serious Adverse Event” means any undesirable medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product that, at any dose: (a) results in death; (b) is life-threatening; (c) requires inpatient hospitalization or prolongation of existing hospitalization; (d) results in persistent or significant disability or incapacity; (e) results in a congenital anomaly or birth defect; or (f) is a medically important event that, based upon appropriate medical judgment, may jeopardize the patient and may require medical or surgical intervention to prevent one of the outcomes listed in this definition.

“Sourcing Services Fees” means the fees payable by Distributor in consideration for Knight’s agreement to provide Supply and Manufacturing services as provided in this Agreement and is based on certain targets, as specified in Exhibit 1.

“Sourcing Services Payments” means the payments payable by Distributor to Knight pursuant to Exhibit 1, in consideration for Knight’s provision of Supply and Manufacturing services as provided in this Agreement, consisting of the amounts to be paid in accordance with the exhibit set forth therein.

“Sublicensee” means an Affiliate to which Distributor has granted a sublicense under the licensed rights granted to Distributor hereunder, to the extent such sublicense grant is permitted and made in accordance with the terms thereof.

“Supply” means the Manufacturing and/or Packaging of the Product and all related tests, analysis and all other ancillary services.

“Taxes” is defined in Section 9.2.

“Term” is defined in Section 15.1.

“Territory” means the United States of America.

“Third Party” means any Person other than the Parties or their respective Affiliates.

“Trademark” means the trademark “IMPAVIDO®” and any other trademarks owned by Knight designated for use in connection with the Product during the Term.

“Transfer Price” means, the aggregate of (i) the Initial Transfer Price and (ii) the Additional Transfer Price Payments.

“United States” or “U.S.” means the United States of America and its possessions and territories, including Puerto Rico, irrespective of the political status.

“U.S. GAAP” means, at any time, the Generally Accepted Accounting Principles in the United States of America, as amended, supplemented or replaced from time to time.

1.2	Construction.

1.2.1

Except where the context requires otherwise, whenever used the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or”. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The headings of this Agreement are for convenience of reference only and do not define, describe, extend or limit the scope or intent of this Agreement or the scope or intent of any provision contained in this Agreement. The term “including” or “includes” as used in this Agreement means including “without limiting” or “without limitation.” The wording of this Agreement shall be deemed to be the wording mutually chosen by the Parties.

1.2.2	References to Recitals, Articles, Sections and Exhibits refer to the Recitals, Articles, Sections, or Exhibits of and to this Agreement.

1.2.3

The Exhibits (as amended from time to time by agreement of the Parties in writing) form part of this Agreement and have the same force and effect as if expressly set forth in the body of the Agreement. Any reference to the Agreement includes the Exhibits hereto and the Quality Assurance Agreement. In the event of any conflict or inconsistency between the terms of the body of this Agreement and any Exhibits, schedules, or addenda thereto, the terms of such Exhibits, schedules or addenda shall prevail.

1.2.4	Unless otherwise specified, all monetary amounts referred to in this Agreement are stated in United States dollars (USD$).

1.2.5

Notwithstanding the foregoing, any varying or additional terms contained in any Purchase Order or other written order confirmation, notification or document issued by either Party in relation to the subject matter hereof shall be of no effect.

ARTICLE 2
LICENSES, COMMERCIALIZATION, AND INTELLECTUAL PROPERTY RIGHTS

2.1	Licenses.

2.1.1

Trademark License and Supply Rights. Subject to the terms and conditions of this Agreement, Knight hereby grants to Distributor and its Affiliates a royalty-free, limited, exclusive in the Territory (except as provided in Section 2.1.2), non-transferable (except as provided in Section 19.4), non-sublicensable ([information redacted]), revocable license to use the Trademark solely in connection with the Commercialization of the Product in the Territory and Distributor’s performance of its obligations under this Agreement. Knight shall supply the Product to Distributor and shall cause the Marketing Authorization to be transferred to Distributor, in each case subject to and in accordance with the terms and conditions of this Agreement. For the avoidance of doubt, (i) this Agreement does not grant Distributor any rights to Manufacture, Develop, or otherwise modify the Product or create IP Improvements; and (ii) Distributor’s use of the Trademark is limited to use in association with the Product. Distributor acknowledges that its use of the Trademark pursuant to this Agreement shall inure to the benefit of Knight or its Affiliates, and Knight and its applicable Affiliates shall own the goodwill created thereby. Knight shall be responsible for registering and maintaining the Trademark in the Territory.

2.1.2	[information redacted]

2.1.3

Limitation on Knight. Knight is effectively granting Distributor an exclusive right of distribution in the Territory for the Product. During the Term, Knight shall not, and shall cause its Affiliates not to: (a) sell, distribute, supply, or otherwise transfer any quantity of the Product in the Territory to any Third Party, whether directly or through any agent, distributor, or intermediary; (b) sell, distribute, supply, or otherwise transfer the Product to any Person that Knight knows or has reason to believe intends to resell, distribute, or otherwise make available the Product in the Territory; (c) grant any license, sublicense, or other right to any Third Party to distribute, market, or sell the Product in the Territory; or (d) enter into any agreement, arrangement, or understanding with any Third Party that would permit or facilitate the sale or distribution of the Product in the Territory. Notwithstanding the foregoing, nothing in this Section shall restrict Knight or its Affiliates from Manufacturing the Product in the Territory for Third Parties for distribution solely outside of the Territory.

2.1.4

Distributor Liability for Sublicensing. Distributor may sublicense the rights granted to Distributor by Knight under this Agreement solely to Affiliates (effective while they remain Affiliates of Distributor), subject to Knight’s prior written consent, which consent may be withheld in Knight’s sole discretion. Any license or sublicense granted by Distributor to an Affiliate shall be consistent in all material respects with, and subject to, the terms of this Agreement. Distributor shall send Knight an executed copy of such license or sublicense promptly, but in no case later than thirty (30) days, after such license or sublicense is entered into by Distributor, and shall keep Knight reasonably informed with respect to any such license or sublicense granted by it. Distributor shall be responsible and liable for the acts and omissions of its Sublicensees performing Distributor’s rights or obligations under this Agreement on behalf of Distributor as if the same were performed by Distributor and no sublicense or subcontract arrangement pursuant to this Section 2.1.4 shall relieve Distributor of any of its obligations under this Agreement.

2.1.5	Other Covenants of Knight. Knight shall:

(a)	provide Distributor with all documentation required for Regulatory Approval and ongoing maintenance of the Product’s Marketing Authorization; and

(b)	provide reasonable assistance to Distributor for the maintenance of Regulatory Approval of the Product in the Territory.

2.2	Commercialization.

2.2.1

Diligent Efforts. Distributor shall be solely responsible for all aspects of Commercialization of the Product in the Territory, including planning and implementation, distribution, marketing, sales, pricing, and returns and shall use Diligent Efforts to Commercialize the Product in the Territory.

2.2.2

Marketing Plans. Distributor shall keep Knight regularly and reasonably informed of its general plans for Commercialization of the Product in the Territory. Within ninety (90) days after the Effective Date, Distributor shall submit to Knight for review an initial marketing plan covering the first twelve (12) months following the First Commercial Sale, including details of attendance at major conferences, organization of significant expert advisory panels, key positioning messages, significant medical educational programs, strategic partners, sales force deployment details, promotional budget allocation, and other similar information. Thereafter, by January 31 of each Calendar Year following First Commercial Sale, Distributor on an annual basis shall submit a comprehensive marketing plan for the Product in the current Calendar Year, including the information described above, for review by Knight. In addition to the foregoing, each annual marketing plan submitted by Distributor shall include: [information redacted]. Knight shall have the right to review and provide comments on each marketing plan, and the Parties shall discuss such comments in good faith; provided, however, that, subject to the immediately following sentence, Distributor shall retain final decision-making authority with respect to all commercialization strategies and activities. For greater certainty, Knight’s review under this Section is not a discretionary approval right; provided, however, that Knight shall have the right to reject, and to require Distributor to make adjustments to, any marketing plan (or any related marketing or promotional materials) to the extent Knight reasonably determines that the same does not comply with Applicable Laws, the Marketing Authorization, or Knight’s trademark usage and brand guidelines as communicated to Distributor from time to time, and Distributor shall reasonably implement any such adjustments prior to use (“Knight Review Right”). If Distributor fails to submit a marketing plan by January 31 of any Calendar Year, the Parties shall continue to operate under the then-current marketing plan until such time as a new marketing plan is submitted.

2.2.3

Minimum Net Sales Threshold. In addition to the Minimum Order Quantity obligations set forth in Section 6.2, Distributor shall achieve the minimum Net Sales threshold of [information redacted] (the “Minimum Net Sales Threshold”) for each Calendar Year commencing in the Calendar Year [information redacted]. If Distributor fails to achieve the applicable Minimum Net Sales Threshold for any Calendar Year, and where such failure is not due to circumstances beyond the reasonable control of Eton (e.g., failure by Knight to supply Product, [information redacted], Product recall, regulatory issues), Knight may, at its sole option, terminate this Agreement upon sixty (60) days’ written notice to Distributor. For the avoidance of doubt, termination by Knight pursuant to this Section 2.2.3 shall not constitute a termination for material default, breach or cause, and shall not trigger acceleration of Sourcing Services Payments under Section 9.1.6.

2.2.4

First Commercial Sale Deadline. Distributor shall achieve First Commercial Sale of the Product in the Territory by than the latest of: [information redacted]; (b) two (2) weeks after delivery of the Initial Batch of fully labeled, Packaged and sellable Product to Distributor. If Distributor fails to achieve First Commercial Sale by such date, Knight may, at its sole option and without prejudice to any other remedies available hereunder: (i) convert the exclusive license granted hereunder to a non-exclusive license; or (ii) terminate this Agreement for cause upon thirty (30) days’ written notice to Distributor as set forth in Section 15.3.

2.2.5

Pricing. Notwithstanding Section 2.2.1, Distributor may, without Knight’s prior approval, (i) implement an initial price increase for the Product of up to [information redacted] above the then-current price in connection with, and effective as of or following, the First Commercial Sale, and (ii) thereafter implement annual price increases of up to [information redacted] above the then-current price in any Calendar Year, in each case subject to fifteen (15) Business Days’ prior notification to Knight. Any price establishment or change for the Product (whether to the wholesale acquisition cost, list price, or net effective price) that exceeds the thresholds set forth in clauses (i) and (ii) above, or that is otherwise outside of the parameters set forth in this Section, shall be deemed a “material change” and shall require Distributor to submit to Knight a proposed pricing strategy for the Product, including proposed list prices, anticipated discounts and rebates, and market access strategy, for Knight’s review and approval (such approval not to be unreasonably withheld, conditioned, or delayed). Prior to the First Commercial Sale, Distributor shall submit to Knight a proposed pricing strategy for the Product, including proposed list prices, anticipated discounts and rebates, and market access strategy, for review and discussion in good faith.

2.3	Diversion.

Distributor hereby covenants and agrees that neither it nor its Affiliates or Sublicensees shall knowingly distribute or sell the Product into countries that are outside of the Territory. As to all such countries outside of the Territory: Distributor and its Affiliates, Sublicensees and distributors shall not, directly or indirectly, solicit or knowingly fulfil any orders for the Product from any prospective purchaser or recipient located in such countries. If Distributor or its Affiliates, distributors or other Sublicensees receives any order from a prospective purchaser located in a country outside of the Territory, Distributor shall, and shall cause its Affiliates, Sublicensees or distributors to, promptly refer that order to Knight or Knight’s designee.

2.4	Regulatory Matters.

2.4.1

The Parties shall use Commercially Reasonable Efforts to provide the other Party with any reasonable assistance requested by the other Party from time to time in its efforts to maintain the Marketing Authorization, including: (i) the transfer of the Marketing Authorization to Distributor on behalf of Knight pursuant to Section 2.4.3 below, (ii) timely preparation of answers to any of the Regulatory Authority’s deficiency letters in accordance with applicable Regulatory Authority guidelines, and (iii) making its employees who are knowledgeable about the Product reasonably available to the other Party for scientific and technical explanations and advice in connection with maintaining Marketing Authorizations.

2.4.2

Any registration fees, or other out-of-pocket costs and fees, payable to the Regulatory Authority in connection with the Marketing Authorization for the Product, other than the annual FDA prescription drug program fee, shall be paid by Knight and/or its Affiliates, respectively. The costs and expenses incurred by Knight or its Affiliates in obtaining and maintaining the Marketing Authorization shall be borne by Knight and/or its Affiliates. Notwithstanding the foregoing, Distributor shall be responsible for paying the annual FDA prescription drug program fee (PDUFA fee) associated with the Marketing Authorization directly to the FDA when due. Distributor shall pay the PDUFA fee no later than the due date established by the FDA and shall provide Knight with written confirmation of payment, together with reasonable proof of payment, within five (5) Business Days of such payment. Knight shall reimburse Distributor for the PDUFA fee within thirty (30) days of Knight’s receipt of Distributor’s invoice and proof of payment. If Distributor fails to pay the PDUFA fee when due, Knight may (but shall not be obligated to) pay such fee directly, with any late fees, penalties, or interest assessed by the FDA to be reimbursed to Knight forthwith. Distributor’s failure to pay the PDUFA fee when due shall constitute a material breach of this Agreement.

2.4.3

Distributor acknowledges and recognizes that, as of the Effective Date, Knight Therapeutics (USA) Inc. is the valid and exclusive holder of the Marketing Authorization for the Product in the Territory. Within two (2) weeks after September 26, 2026, Knight shall cause Knight Therapeutics (USA) Inc. to initiate, with the Regulatory Authorities, the transfer of the Marketing Authorization to Distributor, who shall upon completion of the required steps, hold the Marketing Authorization on behalf of Knight, as nominee. The Parties acknowledge that all rights, title, and interest in and to the Marketing Authorization shall at all times remain with Knight Therapeutics (USA) Inc. or such other entity as Knight may designate in accordance with this Agreement. Distributor further covenants and agrees that it shall not, directly or indirectly, challenge, contest, or take any action that would impair or adversely affect the rights of Knight Therapeutics (USA) Inc. or Knight in and to the Marketing Authorization, and that all rights to the Marketing Authorization, including any amendments, supplements, or renewals thereof, except for the right of Distributor to hold the Marketing Authorization on behalf of Knight as nominee, shall remain exclusively with Knight Therapeutics (USA) Inc. or such other entity as Knight may designate at all times during and after the Term.

2.4.4

Distributor shall not, and shall not permit any of its Affiliates or Sublicensees to, directly or indirectly (but except in connection with any sublicense): (a) sell, assign, transfer, convey, pledge, hypothecate, mortgage, encumber, or otherwise dispose of or create any lien, security interest, charge, or other encumbrance on or over the Marketing Authorization or any rights therein; (b) grant any option, right of first refusal, or other right to any Third Party with respect to the Marketing Authorization; (c) enter into any agreement, arrangement, or understanding that would or could result in any Third Party acquiring any interest in the Marketing Authorization; (d) take any action that would subordinate, impair, or jeopardize the rights of Knight Therapeutics (USA) Inc. or Knight in and to the Marketing Authorization; or (e) permit or suffer any judgment, attachment, execution, or other legal process to be levied or enforced upon the Marketing Authorization. Any purported sale, assignment, transfer, pledge, encumbrance, or other disposition or creation of any interest in the Marketing Authorization in violation of this Section shall be null and void and of no force or effect. Distributor shall immediately notify Knight of any claim, lien, attachment, or other encumbrance asserted against the Marketing Authorization by any Third Party and shall take all actions necessary to remove or discharge any such claim, lien, attachment, or encumbrance at Distributor’s sole cost and expense.

2.4.5

Distributor shall, at Knight’s sole discretion and upon Knight’s written request, transfer, assign, or cause to be transferred the Marketing Authorization to Knight Therapeutics (USA) Inc., Knight, or any other entity designated by Knight, upon termination or expiration of this Agreement. Distributor shall execute all documents and take all actions reasonably necessary to effectuate such transfer within thirty (30) days of Knight’s request. Distributor hereby irrevocably appoints Knight as its attorney-in-fact, with full power of substitution, to execute any documents and take any actions on Distributor’s behalf as may be necessary to effect such transfer if Distributor fails to do so within the specified timeframe. This power of attorney is coupled with an interest and is irrevocable. Notwithstanding the foregoing, upon the occurrence of any of the following events (each, an “Automatic Transfer Trigger Event”), Distributor shall be deemed to have automatically and irrevocably assigned, transferred, and conveyed all of its right, title, and interest in and to the Marketing Authorization to Knight Therapeutics (USA) Inc. or such other entity as Knight may designate, effective immediately upon the occurrence of such event, without any further action required by either Party: (i) termination of this Agreement by Knight pursuant to Section 15.3; or (ii) any regulatory action by the FDA that materially impairs Distributor’s ability to hold or maintain the Marketing Authorization. Upon the occurrence of an Automatic Transfer Trigger Event, Distributor shall, within five (5) Business Days, execute and deliver to Knight all documents and instruments necessary to evidence and effectuate such automatic transfer, and Distributor hereby irrevocably authorizes Knight to file such documents with the FDA and take all other actions necessary to complete the transfer. For the avoidance of doubt, the automatic transfer contemplated by this Section shall be self-executing and shall not require any notice, demand, or other action by Knight.

2.4.6

Distributor, as the holder of the Marketing Authorization on behalf of Knight, shall be responsible for obtaining, maintaining and fulfilling all legal and regulatory requirements in the Territory at its own cost with respect to the Product during the Term, as required by all Applicable Laws and regulations in the Territory. Notwithstanding the foregoing, Knight shall be responsible for any out-of-pocket costs incurred in connection therewith, and Knight shall reimburse Distributor for any such amounts pursuant to Section 2.4.2.

2.4.7

Subject to the terms of this Agreement, Distributor shall have primary responsibility for all regulatory matters related to the Marketing Authorization, including without limitation: (a) all material communications and notifications to and from the FDA, which Distributor shall promptly forward to Knight within two (2) Business Days of receipt and which Distributor shall not respond to any such material communications without giving Knight prior written notice and opportunity for review and comment (subject to regulatory timelines); (b) all decisions regarding labeling, product information, and any amendments or supplements to the Marketing Authorization; (c) all decisions regarding product recalls, market withdrawals, or field corrections; (d) all decisions regarding adverse event reporting and safety communications; and (e) all other regulatory decisions affecting the Product or the Marketing Authorization. Distributor shall provide Knight with copies of all FDA communications, inspection reports, and regulatory correspondence promptly upon receipt and shall keep Knight informed of any regulatory developments that may affect the Product or the Marketing Authorization. Distributor will cooperate and coordinate with Knight with respect to the foregoing regulatory matters.

2.4.8

Distributor shall be solely responsible for importing the Product into the Territory and for performing secondary Packaging of the Product, including labeling, serialization, and any other Packaging activities required for commercialization in the Territory, all in compliance with Applicable Laws and the Marketing Authorization. Knight shall supply the Product to Distributor in bulk or primary Packaged form as agreed by the Parties, and Distributor shall perform all secondary Packaging at its own cost and expense. All secondary packaging materials and processes shall be subject to Knight’s prior written approval and shall comply with the Quality Agreement.

2.5

Off-Label Use Prevention. Distributor shall not, directly or indirectly, promote, market, or advertise the Product for any indication, use, or purpose that is not expressly authorized under the Marketing Authorization or that constitutes off-label use under Applicable Laws. Distributor shall implement and maintain appropriate internal policies and training programs to ensure compliance with this Section, and shall provide evidence of such compliance to Knight upon reasonable request.

2.6

Reference to Materials. As part of its annual business planning process, Distributor shall submit to Knight, no later than ten (10) Business Days prior to an annual review meeting to be set by the Parties prior to the end of each Calendar Year (the “Annual Review Meeting”), all promotional, marketing, and advertising materials relating to the Product that Distributor intends to use during the following Calendar Year (collectively, “Materials”), including without limitation any materials referencing scientific publications, peer-reviewed journals, clinical studies, abstracts, or other third-party materials. In addition, as part of such annual review, Distributor shall maintain appropriate internal processes and controls to ensure that Knight is promptly informed of any commercial or medical initiative that the Distributor plans, organizes, or supports within the Territory. This obligation includes, without limitation, all commercial programs, medical programs, market research activities, websites, digital or social media initiatives, and any patient support programs. Such Materials and information shall be discussed with Knight at or prior to the Annual Review Meeting. If Distributor wishes to use any additional Materials during the Calendar Year that were not previously presented to Knight, Distributor may do so provided that such Materials comply with this Agreement and all Applicable Laws. Notwithstanding the foregoing, Knight may at any time request to review any Materials used or proposed to be used by Distributor, and Distributor shall promptly provide such Materials upon request. The submission, review, and use of all Materials under this Section shall be subject to the Knight Review Right as set forth in Section 2.2.2. For greater certainty, Knight’s review and comment on any Materials pursuant to this Section shall not constitute a warranty or assumption of liability by Knight with respect to such Materials and Distributor shall remain responsible for the content, accuracy, and use of all Materials, including with respect to the conformity with its obligations under this Agreement.

2.7

Permitted Communications. Distributor may only provide non-promotional medical information through its medical department, in response to spontaneous, unsolicited requests for information about the Product from Healthcare Professionals in the Territory, strictly in accordance with Applicable Laws and at all times, in compliance with the covenant and corresponding restrictions set forth in Section 13.7.

2.8	Pharmacovigilance and Quality.

2.8.1

Distributor shall be responsible for all matters relating to the pharmacovigilance of the Product in the Territory. In particular, Distributor will be responsible for collecting all Product safety information and data it receives and for: (a) submitting applicable annual reports and notifying the Regulatory Authority or other relevant governmental authority of all Serious Adverse Events relating to the Product and (b) communicating such information to Knight as per the pharmacovigilance agreement substantially in the form attached hereto as Exhibit 3 to be executed by the Parties as soon as possible after the Effective Date, and in any case no later than one (1) month thereafter (“Pharmacovigilance Agreement”). Distributor’s failure to execute the Pharmacovigilance Agreement within the above timeframe shall constitute a material breach of this Agreement.

2.8.2

Distributor shall promptly, and in any event within the timeframes set forth in the Pharmacovigilance Agreement, report to Knight any Serious Adverse Events and shall provide Knight with copies of all safety reports and regulatory submissions relating to the Product. Knight shall have the right to audit Distributor’s pharmacovigilance systems and records upon reasonable notice. Distributor shall establish and maintain processes and procedures to ensure that medical information queries it receives regarding the Product are responded to promptly and in accordance with Applicable Laws. Specific details regarding the management of information of adverse events, medical inquiries and Product complaints related to the use of the Product in the Territory and outside will be set out in the Pharmacovigilance Agreement.

2.8.3

The Parties shall, at the same time as they enter into the Pharmacovigilance Agreement, also enter into a quality agreement substantially in the form attached hereto as Exhibit 5, detailing each Party’s responsibilities for Product quality control and quality assurance (the “Quality Agreement”).

2.9	Intellectual Property and IP Improvements.

2.9.1

Pre-Existing IP. Distributor acknowledges and agrees that Knight (or any Affiliate thereof) owns all Intellectual Property Rights, including for the avoidance of doubt, Know-How, results, data, inventions and information, in and to the Product existing prior to the Effective Date (“Background IPR”), and that such Background IPR shall remain the sole and exclusive property of Knight (or the respective Affiliate). Distributor covenants that it shall not, during the Term or thereafter, directly or indirectly contest, challenge, or take any action to dilute or impair Knight’s rights in the Background IPR.

2.9.2	IP Improvements.

(a)

Disclosure of IP Improvements. Distributor acknowledges and agrees that this license does not grant Distributor any rights to create IP Improvements, and it is not contemplated that Distributor will create any IP Improvements. Nevertheless, Distributor shall promptly disclose to Knight all IP Improvements that are conceived, reduced to practice, or otherwise developed by or on behalf of Distributor, its Affiliates, and their Sublicensees. As part of such disclosures, Distributor shall include details of all inventions (whether patentable or not) which Distributor, its Affiliates, and their Sublicensees may develop or discover during the Term, as well as information relating to any IP Improvements.

(b)

Ownership. Knight shall have exclusive ownership of any IP Improvements. Distributor hereby unconditionally and irrevocably assigns to Knight all of Distributor’s right, title, and interest in, to and under any and all IP Improvements. Distributor shall obtain from each Person involved in the creation of any IP Improvements an assignment of all of right, title and interest of such Person in or to such IP Improvements, including any patent or other Intellectual Property Rights with respect thereto, and shall ensure that all such assignments are valid and enforceable. Distributor shall ensure that all such assignments have been duly recorded or registered with the applicable patent office(s) or other authority(ies) in a manner sufficient to preserve enforceability under Applicable Laws.

(c)

Future Improvements/Products. In the event that Distributor provides Knight with a disclosure pursuant to Section 2.9.2(a) above in respect of an IP Improvement to the Product, or in the event that Knight creates an IP Improvement to the Product that could reasonably be expected to materially impact the competitiveness or market position (or pricing) of the Product, or result in the creation of a new product that would be an improvement to the Product and substantially be directed to the same indication as the Product, then (1) in the latter case Knight shall notify Distributor, and (2) in either case, any such IP Improvement to the Product or such new product that is an improvement to the Product shall be added to this Agreement on the same terms as set forth herein, and shall provide Distributor with commercialization rights thereto under the existing terms. For greater certainty, this Section applies solely to IP Improvements to, and new products that are improvements to, the Product, and does not extend to any other products, compounds, or intellectual property of Knight or its Affiliates.

2.9.3

Cooperation. As reasonably requested from time to time by Knight, Distributor shall assist and cooperate with Knight in connection with preparing, filing, prosecuting, maintaining, or enforcing any patent or patent application related to IP Improvements, including by (i) offering comments, if any, promptly, (ii) providing access to relevant documents and other evidence and making its employees available at reasonable business hours and (iii) having documents signed or executed as necessary. Distributor covenants that it shall not, during the Term or thereafter, directly or indirectly contest, challenge, or take any action to dilute or impair Knight’s rights in any IP Improvements.

2.10

Further Assurances. Each Party shall, at no cost to the other Party, perform (and shall cause its Affiliates and Sublicensees to perform) all further acts and things and execute and deliver such further documents as may be necessary or as the other Party may reasonably require to implement or give effect to this Agreement, including, with respect to execute all such documents and do all such things as may be necessary to vest in Knight the right, title and interest to such IP Improvements.

2.11	Infringement of IP.

2.11.1

Each Party shall promptly notify the other Party in writing of any actual or suspected infringement, counterfeiting, misappropriation, or other unauthorized use of the IMPAVIDO® Trademark or any claim that the Product or its Commercialization infringes the Intellectual Property Rights of any Third Party, of which such Party becomes aware.

2.11.2

Knight shall have the first right, but (except as set forth below) not the obligation, to bring and control any action or proceeding with respect to any infringement, counterfeiting, misappropriation, or unauthorized use of the IMPAVIDO® Trademark or any other Intellectual Property Rights owned or controlled by Knight, at Knight’s sole cost and expense. Distributor shall cooperate with Knight in any such action, including by joining as a party plaintiff if required by law, providing access to relevant documents and witnesses, and executing such documents as may be necessary to effectuate Knight’s enforcement rights. Any recoveries from such enforcement actions shall be allocated: first, to reimburse each Party’s costs and expenses incurred in connection with the action; and second, the remaining balance, other than punitive damages (which shall be retained by Knight), shall be treated as Net Sales for purposes of this Agreement and shared between the Parties in accordance with Section 9.1.2 (Additional Transfer Price Payments). [information redacted].

2.11.3

If Knight elects not to take action with respect to any infringement within sixty (60) days following notice thereof, Distributor may bring an enforcement action at its sole cost and expense, and shall keep Knight reasonably informed of all material developments. Any settlement or compromise of such action shall require Knight’s prior written approval, which shall not be unreasonably withheld or delayed. Any recoveries from such enforcement actions shall be allocated: first, to reimburse each Party’s costs and expenses incurred in connection with the action; and second, the remaining balance (including punitive damages) shall be treated as Net Sales for purposes of this Agreement and shared between the Parties in accordance with Section 9.1.2 (Additional Transfer Price Payments).

2.11.4

If a claim is brought against Distributor by a Third Party alleging that the Commercialization of the Product infringes such Third Party’s intellectual property rights, Distributor shall promptly notify Knight, and Knight shall have the right, but not the obligation, to assume the defence of such claim at Knight’s cost and expense. If Knight assumes the defence, Knight shall have sole case management authority, subject to Distributor’s right to participate at its own expense.

ARTICLE 3
GOVERNANCE

3.1

Alliance Managers. Within thirty (30) days of the Effective Date, each Party shall appoint a representative having a general understanding of pharmaceutical commercialization issues to act as its alliance manager under this Agreement (“Alliance Manager”). The Alliance Managers shall be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration within and among the Parties, providing a single point of communication for seeking consensus both internally within the respective Party’s organization and, together, regarding key strategy and planning issues, as appropriate, including facilitating review of external corporate communications and raising cross-party or cross-functional disputes to the Parties in a timely manner. Each Party may replace its Alliance Manager upon prior written notice to the other Party.

3.2

Alliance Management Meetings. The Alliance Managers shall conduct sales and operation planning meetings relating to the Product in the Territory initially every sixty (60) days. The agenda of such meetings may include: (a) market intelligence; (b) Supply capability; (c) regulatory changes; (d) long term forecasts; (e) capacity planning; or (f) such other topics that either Party may raise for discussion in connection with its obligations under this Agreement. Without limiting the foregoing, and subject to confidentiality obligations to Third Parties, Knight will share with Distributor sales figures, data, information, development activities, and other learnings with respect to the Product that relate to Knight’s development and commercialization activities outside of the Territory in order to further optimize Distributor’s activities under this Agreement. Meetings may be conducted by telephone, video conference, or in-person, as mutually agreed by the Alliance Managers.

ARTICLE 4
TRADEMARKS AND PACKAGING; MATERIALS

4.1

Branding. All packaging shall be branded with the Trademark IMPAVIDO®. All rights in the Trademark IMPAVIDO®, and all goodwill relating thereto, shall be solely and exclusively owned by Knight and its Affiliates, as applicable.

4.2

Artwork and Design. Distributor shall be responsible for artwork and design for the packaging and labelling in the Territory, which Distributor shall ensure complies with all applicable Regulatory Approvals in the Territory. Distributor shall provide artwork to Knight within one (1) week of the Effective Date for the Initial Batch of Product to be purchased from Knight. Distributor shall be responsible for printing of packaging and secondary packaging of the Product in compliance with Applicable Laws. Distributor shall be entitled to have its trademarks displayed on the packaging for the Product, subject to Knight’s prior written approval. The packaging of the Product shall also include the language “distributed by Eton Pharmaceuticals” Distributor shall be solely responsible for serialization of the Product in accordance with all Applicable Laws in the United States, including without limitation the Drug Supply Chain Security Act and any regulations promulgated thereunder by the FDA. Such obligations shall include, but not be limited to, the application of unique product identifiers, the maintenance of transaction information, transaction history, and transaction statements, and compliance with all verification and notification requirements. All costs and expenses associated with Product identification and traceability, including the acquisition and maintenance of any necessary serialization equipment, software, systems, and related services, shall be borne solely by Distributor.

4.3

Knight Materials. Knight shall use the Distributor’s Long Term Forecasts, Rolling Forecasts, Purchase Orders and Firm Commitments, as defined in Article 6 and Article 7, to order Materials to support manufacture of the Product for the Distributor. Knight shall use Commercially Reasonable Efforts to cause its Contract Manufacturer to procure, inspect, and release Materials as necessary to meet the Firm Commitment.

4.4	Trademark Quality Control. Distributor acknowledges that the maintenance of the quality and reputation associated with the IMPAVIDO® Trademark is essential. Accordingly, Distributor agrees that:

(a)

all use of the IMPAVIDO® Trademark by Distributor, its Affiliates, and Sublicensees shall be in accordance with Knight’s trademark usage guidelines as provided to Distributor from time to time, including guidelines concerning proper trademark attribution, form, style, and presentation;

(b)

Distributor shall submit to Knight all materials bearing the IMPAVIDO® Trademark, including packaging, labelling, advertising, promotional materials, and any other materials intended for public distribution, as part of the annual review process set forth in Section 2.2.2, and such submission and review shall be subject to the Knight Review Right. Following such annual review, Distributor may use such materials, and any additional materials bearing the IMPAVIDO® Trademark, during the applicable Calendar Year without further submission, provided that such materials comply with this Agreement, Applicable Laws, and Knight’s trademark usage guidelines as communicated to Distributor from time to time. Notwithstanding the foregoing, Knight may at any time during the Calendar Year request to review any materials bearing the IMPAVIDO® Trademark used or proposed to be used by Distributor, and Distributor shall promptly provide such materials upon request. Knight’s sole right with respect to such materials is to require modifications to the extent reasonably necessary to address non-compliance with Applicable Laws, Knight’s trademark usage guidelines, or this Agreement, and Distributor shall implement such modifications prior to further use;

(c)

upon Knight’s request, Distributor shall provide samples of all materials bearing the IMPAVIDO® Trademark and such other information as Knight may reasonably request to verify Distributor’s compliance with this Section 4.4;

(d)	Distributor shall not use the IMPAVIDO® Trademark in any manner that would reasonably be expected to damage, dilute, or tarnish the reputation or goodwill associated with the IMPAVIDO® Trademark;

(e)

Distributor shall promptly notify Knight of any actual or suspected infringement, counterfeiting, or unauthorized use of the IMPAVIDO® Trademark of which Distributor becomes aware. Knight shall have the sole right, but not the obligation, to take such action as it deems appropriate with respect to any such infringement. Distributor shall cooperate with Knight in any enforcement action at Knight’s expense; and

(f)

Distributor shall not register or attempt to register any trademark, trade name, domain name or other identifier that incorporates or is confusingly similar to the IMPAVIDO® Trademark without Knight’s prior written consent; provided, however, that Distributor may, in its discretion and without Knight’s prior consent, register one or more domain names that incorporate the IMPAVIDO® Trademark solely as a backup to ensure continuity of Commercialization of the Product in the Territory (each, a “Backup Domain”), provided that (i) Distributor shall promptly notify Knight in writing of any such registration, (ii) Distributor shall hold each Backup Domain for the benefit of Knight, (iii) Distributor shall be entitled to use each Backup Domain solely during the Term of this Agreement, and (iv) upon Knight’s written request following expiration or termination of this Agreement, Distributor shall, at Distributor’s cost, promptly transfer to Knight (or its designated Affiliate) all right, title and interest in and to such Backup Domain and execute such documents and take such actions as Knight may reasonably require to effect such transfer.

ARTICLE 5
PERFORMANCE OF MANUFACTURING AND SUPPLY

5.1

Knight Responsibilities. In consideration for the Sourcing Services Fees, Knight shall perform Supply and Manufacturing services in accordance with professional standards and shall use Commercially Reasonable Efforts to Supply the Product according to the Agreement. Knight shall supply the Product to Distributor at a price equal to the Transfer Price. Knight shall use Commercially Reasonable Efforts to minimize its costs incurred to acquire Product.

5.2

Subcontracting. Knight, directly or through an Affiliate, shall be entitled to subcontract to a Contract Manufacturer or any other Third Party any or all of its obligations to Manufacture and Supply the Product under this Agreement. No subcontracting pursuant to this Section 5.2 shall relieve Knight of any of its obligations, or Distributor of any of its rights, under this Agreement.

5.3

Quality. Knight shall ensure that the Product is Manufactured and Supplied in accordance with the provisions and requirements of the Quality Agreement. In the event of a discrepancy between the Quality Agreement and this Agreement, the terms of the Quality Agreement shall control all quality matters and this Agreement shall control all other matters. For clarity, the Quality Agreement shall provide for customary and reasonable audit rights for Distributor of Knight and, to the extent permitted under, and subject to the limitations and procedures set forth in, Knight’s agreements with its subcontractors and critical suppliers, of such subcontractors and critical suppliers.

5.4	GMP. All Manufacture and quality control and storage operations by Knight or its designee shall be in compliance with cGMP.

5.5

Shelf Life. Except with respect to an initial batch of Product to be supplied by Knight shortly after the Effective Date (the “Initial Batch”), any further Batches of the Product supplied by Knight hereunder shall have not less than [information redacted] of its shelf life remaining upon delivery to Distributor, but in any event never less than [information redacted].

5.6

Long Term Forecasts. Within sixty (60) days following the Effective Date, Distributor shall submit to Knight a single good faith estimate of the quantities of the Product that Distributor expects to order from Knight for the duration of the Initial Term (the “Long Term Forecast”). [information redacted]. Thereafter, prior to June 30 of each Calendar Year during any Renewal Term, Distributor shall submit to Knight an updated Long Term Forecast covering the remaining portion of the then-current Term. Subject to the terms of Section 5.7, Long Term Forecasts shall be non-binding.

5.7

Rolling Forecast; Binding Firm Commitment. Within ten (10) Business Days after the end of each month during the Term, Distributor shall submit to Knight a [information redacted] rolling forecast of its anticipated orders of the Product, which shall be at a SKU level, broken out on a month-by-month basis (each, a “Rolling Forecast”). The first [information redacted] of each Rolling Forecast shall be binding on Distributor for the quantities specified therein (“Firm Commitment”) and may not be changed without Knight’s written consent (which may be withheld in its sole discretion).

5.8

Forecasts Exceeding the Firm Commitment. If Distributor forecasts to require more than the Firm Commitment, Distributor must provide Knight at one hundred eighty (180) days prior notice of the delivery date requested and Knight shall inform Distributor of the quantity of Product (if any) above the Firm Commitment that Knight is able to Supply. Knight shall not be obligated to supply Product in excess of the Firm Commitment to Distributor unless agreed to by Knight in its sole discretion.

5.9	Supply Allocation and Limitation.

5.9.1

In the event of a shortage or supply constraint affecting the Product due to manufacturing capacity limitations, raw material shortages, regulatory actions, Force Majeure events, or other circumstances beyond Knight’s reasonable control (“Supply Constraint”), Knight shall have the right to allocate available quantities of the Product among Distributor and Knight’s other customers (including Knight’s own commercial operations) in a fair and reasonable manner, taking into account: (i) contractual commitments; (ii) historical purchase volumes; (iii) medical necessity and patient needs; and (iv) regulatory requirements. Knight shall use Commercially Reasonable Efforts to notify Distributor of any Supply Constraint as soon as practicable and to provide Distributor with an estimated timeline for resolution.

5.9.2

Notwithstanding any provision to the contrary herein, Knight shall not be liable to Distributor for any damages, losses, or claims arising out of or related to any Supply Constraint, provided that Knight has used Commercially Reasonable Efforts to mitigate the impact of such Supply Constraint, and except to the extent such Supply Constraint is caused (in whole or in part) by (i) a material breach by Knight of its express Manufacture or supply obligations under this Agreement or (ii) the gross negligence or wilful misconduct of Knight itself (and not, for greater certainty, of any Contract Manufacturer or other Third Party). Knight shall be obligated, in the event of a Supply Constraint, to use Commercially Reasonable Efforts to restore supply to normal levels as soon as practicable. For clarity, the limitations set forth in Section 13.7 shall apply to Knight’s liabilities in all circumstances.

5.9.3

Distributor acknowledges that certain raw materials and components necessary for the Manufacture of the Product may be subject to limited availability, single-source supply, or other constraints. Distributor agrees to cooperate with Knight in managing supply chain risks, including by providing accurate and timely forecasts, accepting reasonable allocations during periods of Supply Constraint, and supporting efforts to qualify alternative suppliers or manufacturing sites.

ARTICLE 6
ORDERS

6.1

Purchase Orders. Distributor shall submit to Knight a Purchase Order for the applicable Product to be delivered to Distributor upon the agreed Lead Time. Promptly following receipt of a Purchase Order, Knight shall provide a written acknowledgement (“Acknowledgement”) that it accepts or rejects the Purchase Order. The Acknowledgement shall confirm the delivery date that shall occur within [information redacted] of receipt of the Purchase Order. Notwithstanding the foregoing, the first and initial Purchase Order for the Product for the Initial Batch, including the corresponding shelf life and expiry date applicable thereto, shall be mutually agreed upon between the Parties in writing.

6.2

Minimum Order Quantity. Each Purchase Order shall set forth the desired quantity of Product in Batch size increments. For clarity, Distributor may not, unless agreed upon in writing on a case-by-case basis, forecast or order partial Batches of Product. The minimum order quantity per Purchase Order shall be [information redacted] Product Units (the “Minimum Order Quantity”). If Distributor’s aggregate purchases of Product are less than the aggregate Minimum Order Quantity that would have applied had Distributor placed at least one (1) Purchase Order in each Calendar Year, Knight shall have the right, in addition to any other remedies available at law or in equity, to invoice Distributor for the resulting shortfall at the then-applicable Initial Transfer Price, and Distributor shall pay such invoice within thirty (30) days of receipt; provided that no such right, or amount payable, shall apply in the event of any supply disruption or other failure to supply that results in Knight being unable to fulfill its obligation to provide the said quantities or in the event of any regulatory action related to the Product that adversely impacts demand. Failure by Distributor to meet the Minimum Order Quantity, measured on the same rolling basis, for two (2) consecutive Calendar Years shall constitute a material breach of this Agreement, entitling Knight to terminate this Agreement for cause upon written notice to Distributor. The Parties may review and adjust the Minimum Order Quantity annually by mutual written agreement, provided that any reduction shall require Knight’s prior written consent in its sole discretion.

6.3	Modifications; Changes to Purchase Orders.

6.3.1

Knight shall use Commercially Reasonable Efforts to comply with changes to Purchase Orders that Distributor may request but shall not be liable for its inability to do so. Purchase Orders may be amended only by mutual agreement of the Parties.

6.3.2

If Distributor fails to provide Distributor-supplied Materials to meet the requirements of a Purchase Order, to the extent any such Materials are reasonably required, at Knight’s reasonable discretion and as advised to Distributor in writing from time to time, Knight reserves the right to cancel all or any part of such Purchase Order upon written notice to Distributor and, upon doing so, shall have not further obligations or liability with respect to such Purchase Order. Knight shall use Commercially Reasonable Efforts to re-schedule any manufacturing processes following the receipt of any outstanding Distributor-supplied Materials.

6.3.3	No change in any Purchase Order shall relieve Distributor of its responsibility to meet the Firm Commitment.

6.4

Supply. Knight shall have Supplied the specified quantity of the Product in accordance with the delivery terms set forth in each Purchase Order, provided that (a) Knight shall be considered to have completed its obligations to fulfill any individual Purchase Order if it Supplies a quantity of Product that is within a plus or minus twenty per cent (20%) variance from the applicable Purchase Order, and (b) Distributor shall only be required to pay for the amount of Product actually delivered by Knight to Distributor.

6.5	Changes.

6.5.1

A Party shall promptly notify the other Party in writing of all proposed changes, whether voluntary or involuntary, including those arising from a request from a Regulatory Authority, concerning the quality of Product and/or documentation or other items for such changes relating to the quality of the Product. The Parties shall negotiate in good faith towards an appropriate response to a Regulatory Authority in respect of each proposed change in the quality of the Products including any costs associated with implementing said changes. Knight shall notify Distributor of any proposed change in manufacturing facility or manufacturing procedures.

6.5.2

Knight shall ensure that any changes in manufacturing sites shall be done in accordance with FDA requirements and will prepare the documents required for the supplemental regulatory filings. Knight shall provide these documents to Distributor for review, approval and submission to the FDA. Prior to FDA approval of the new manufacturing site, Knight shall continue to manufacture inventory for Distributor from the previous approved sites, until the new manufacturing site has been approved by the FDA. The parties will work together in good faith to minimize the number of changes that occur.

ARTICLE 7
DELIVERY; REVIEW AND DEFECTIVE PRODUCT

7.1

Delivery Terms. Knight shall deliver and Supply each Product ordered by Distributor CIP INCOTERMS® 2010, to the place of destination designated by Knight (the “Delivery Point”). Distributor shall be solely responsible for arranging and paying for all transportation, freight, and insurance from the Delivery Point. Risk of loss or damage to the Product shall pass to Distributor upon Knight’s delivery of the Product to the Delivery Point. Title to the Product shall transfer from Knight to Distributor upon pick up by Distributor or its authorized carrier at the Delivery Point. Distributor shall pick up the Product within ten (10) Business Days following Knight’s written notice that the Product is available for collection; failure to do so may result in storage charges at Knight’s then-current rates, which Distributor shall pay within thirty (30) days of invoice.

7.2

Release of Batches. Each order of the Product shall be accompanied by a Certificate of Analysis and a certificate of manufacturing compliance, which may be contained in a single certification, and any other documentation as set forth in the Quality Assurance Agreement. Issuance of a Certificate of Analysis and certificate of manufacturing compliance, and any other documentation as set forth in the Quality Assurance Agreement constitutes release of a Batch to Distributor. Distributor is responsible for final release of the Product to the market. Knight, or its designee, shall only release for shipment to Distributor, finished batches of Product that have been examined by Knight for compliance with the Product Specifications. Knight is responsible for conducting, or having conducted, all required stability and release testing to ensure that the finished batches of Product are in compliance with the Product Specifications.

7.3

Review; Defects or Shortfalls. If any shipment of Product delivered by Knight contains any damage, shortage or defect of the Product, Distributor shall notify Knight (a) within fifteen (15) Business Days of receipt of the Batch if such damage, defect or shortfall can be ascertained by the exercise of reasonable diligence upon examination by Distributor on receipt at Delivery Point of such shipment, or (b) within fifteen (15) Business Days after discovery of the same if such damage, defect or shortfall cannot be ascertained by the exercise of reasonable diligence upon examination by Distributor on receipt of such shipment and provide Knight with a sample of any defective Product. If and to the extent that Distributor has failed to provide Knight with a notice of any Defective Product (an “Exception Notice”) and a sample thereof by the applicable time period specified above in this Section 7.3, the relevant Batch shall be deemed to have been accepted by Distributor in satisfactory condition, without any damages, shortages or defects.

7.4

Discrepant Results. If a dispute arises between the Parties as to any claimed damage or defect in the Product or as to any shortfall of Product delivered, which cannot be resolved by the Parties within twenty (20) Business Days of a claim being notified by Distributor to Knight, either Party may require that the matter in dispute be referred to an independent expert (such as an independent testing laboratory) nominated by agreement of the Parties or, failing agreement, appointed in accordance with the commercial arbitration rules of the International Chamber of Commerce at the request of either Party. Such referral shall be solely for the purpose of establishing whether or not there is any damage, defect or shortfall (as the case may be) in the applicable Product delivered by Knight to Distributor. Unless otherwise agreed to by the Parties in writing, the costs associated with such testing and review shall be borne by Knight if Product is Defective Product attributable to Manufacturing by or on behalf of Knight, and by Distributor in all other circumstances. Distributor shall be apprised in writing of all Defective Product investigations executed by Knight, as well as final investigation outcome and conclusion(s).

7.5

Remedies for Knight-Attributable Defective Product. If any order of the Product contains a Defective Product due to Manufacturing by or on behalf of Knight, Knight shall at Knight’s option either: (a) replace the Defective Product with conforming Product, at Knight’s expense; or (b) credit or refund to Distributor the amounts paid to Knight by Distributor for such Defective Product, or, if the invoice has not been paid, cancel the invoice. THE OBLIGATION TO REPLACE DEFECTIVE PRODUCTS OR CREDIT OR REFUND PAYMENTS MADE BY DISTRIBUTOR FOR DEFECTIVE PRODUCT ATTRIBUTABLE TO ERRORS OR DEFECTS IN MANUFACTURING BY OR ON BEHALF OF KNIGHT SHALL BE DISTRIBUTOR’S SOLE AND EXCLUSIVE REMEDY THIS AGREEMENT FOR DEFECTIVE PRODUCT AND IS IN LIEU OF ANY OTHER WARRANTY, EXPRESS OR IMPLIED.

ARTICLE 8
PRODUCT RECALLS

8.1

Recalls. In the event that either Party reasonably believes that a recall of Product in the Territory is required or otherwise appropriate, Knight and Distributor shall, as promptly as practicable, discuss the rationale for any such potential Product recall, including an assessment of the potential business impact in the Territory; provided that the Parties must mutually agree with regard to Product recalls implemented within the Territory, and neither Party shall initiate any voluntary recall of Product in the Territory without prior notice to and approval of the other Party. Prior to executing any recall of Product in the Territory, Distributor shall review with Knight the proposed manner in which the recall is to be carried out. Distributor will give due consideration to any reasonable recommendation from Knight as to the manner of conducting the recall, provided that it is agreeable to the applicable Regulatory Authorities. Knight shall provide all assistance that Distributor reasonably requires in connection with the Product recalls, including as required by any Regulatory Authorities or pursuant to Applicable Laws.

8.2	Costs.

8.2.1

If the Product’s recall in the Territory results from any defect in Manufacture or from the handling, shipping or storage of Product by Knight or its agents prior to delivery to Distributor, or results from Knight’s negligence or any breach of this Agreement by Knight, all costs and expenses arising from the recall, including any costs associated with replacing recalled Products, shall be paid for by Knight and Knight shall indemnify Distributor against any Third Party claims in connection therewith.

8.2.2

If the Product’s recall in the Territory results from any act or omission in connection with the Commercialization, secondary Packaging, labelling, handling, shipping or storage of the Product by Distributor or its Affiliates, Sublicensees or agents after delivery by Knight, or results from Distributor’s negligence or any breach of this Agreement by Distributor, all costs and expenses arising from the recall, including any costs associated with replacing recalled Products, shall be paid for by Distributor and Distributor shall indemnify Knight against any Third Party claims in connection therewith.

8.2.3	In all other cases, the costs associated with the recall shall be equally split by the Parties.

ARTICLE 9
FEES AND PAYMENTS

9.1

Sourcing Services Fees; Product Pricing and Additional Transfer Price. Distributor shall pay Knight all Sourcing Services Fees, Product Fees, Sourcing Services Payments, and Additional Transfer Price Payments as set forth in this Article 9.

9.1.1

Sourcing Services Fees. Upon the achievement of each target specified in Exhibit 1, Distributor shall pay Knight the associated Sourcing Services Fees, which Fees shall be non-refundable, non-creditable and not subject to set-off.

9.1.2

Additional Transfer Price Payments. During the Term, Distributor shall pay Knight additional consideration for its purchase of Product hereunder based on Net Sales of Product in the Territory, less the COGS paid by Distributor to acquire the Product, on a quarterly basis, as follows (collectively, the “Additional Transfer Price Payments”):

9.1.3

Additional Transfer Price Rates. The Additional Transfer Price Payments shall be calculated as: [information redacted]. For clarity, the thresholds set forth in this Section 9.1.3 shall be calculated on a Calendar Year basis.

9.1.4

Monthly and Quarterly Reports; Annual True-Up. Within ten (10) Business Days following the end of each calendar month following the First Commercial Sale of the Product in the Territory, Distributor shall furnish to Knight a monthly written report providing (a) the estimated number of units sold in the previous month; (b) estimated Net Sales information by customer. Within forty (40) days following the end of each Calendar Quarter following the First Commercial Sale of the Product in the Territory, Distributor shall furnish to Knight a quarterly report providing the additional transfer price calculation containing the following information: (a) number of units sold in the previous Calendar Quarter by batch and by customer; (b) Net Sales detailed information as per definition of Net Sales by customer; (c) inventory of the Product on hand (by batch number and expiry date); and (d) stock in trade (if available). The Additional Transfer Price Payments due under Section 9.1.3 for each Calendar Quarter shall be due and payable to Knight within forty (40) days following the end of each Calendar Quarter. Knight shall have the right to audit the books, records and accounts under the scope of this Agreement, either by using internal Knight resources or by appointing an independent auditor nominated by Knight. The final reconciliation of each Calendar Year shall include a true-up calculation for the entire Calendar Year, comparing the aggregate Additional Transfer Price Payments made during such Calendar Year to the Additional Transfer Price Payments that would have been due based on actual annual Net Sales for such Calendar Year. Any underpayment shall be paid by Distributor within forty (40) days following the delivery of the annual reconciliation report. Any overpayment shall be credited against the Additional Transfer Price Payments or, at Knight’s election, refunded to Distributor within forty (40) days.

9.1.5

Sourcing Services Payments. The Parties acknowledge and agree that, subject to Section 9.1.6 the Sourcing Services Payments in the aggregate amount of [information redacted] shall become due and payable in accordance with the payment schedule set forth in Exhibit 1. The Sourcing Services Payments, once becoming due and payable, are non-refundable, non-creditable, and not subject to set-off or reduction for any reason, including but not limited to failure to achieve any sales targets, failure to commercialize the Product, or any claims or counterclaims asserted by Distributor against Knight. For clarity, the payment schedule set forth in Exhibit 1 (providing for payments on April 1, 2027, June 30, 2028, June 30, 2029, and June 30, 2030) represents payment terms applicable to the Initial Term only.

9.1.6

Acceleration Upon Breach. Notwithstanding the payment schedule set forth in Exhibit 1, if Knight exercises its rights pursuant to Section 15.3, and the cure period, as applicable, has expired without such breach being cured in accordance with terms of Section 15.3, the entire outstanding balance of the total Sourcing Services Payments of [information redacted] (less any amounts previously paid by Distributor to Knight on account of Sourcing Services Payments) shall become immediately due and payable to Knight.

9.2

Taxes. All Fees are exclusive of all sales, use, transfer, excise, value added and other direct taxes or Indirect Taxes applied to its (or its Affiliates’) sale of the Product or receipt of services (collectively, “Taxes”), which, if payable, shall be borne and paid by Distributor (without any set-off, deduction or withholding against any other amounts due hereunder), subject to the provision by Knight of an appropriate invoice listing such Taxes. Notwithstanding the foregoing, the Parties shall share equally the cost of any import duties or tariffs applicable to the Product. In the event that there is a tariff or import duty, the Parties agree to work in good faith to implement the most efficient structure mitigating this impact. The Parties acknowledge and agree that their mutual understanding and intention is that none of payments to be made under this Agreement are currently subject to any deduction or withholding for or on account of Taxes under Applicable Laws, and therefore, provided that Knight delivers to Distributor a properly completed and executed IRS Form W-8BEN-E claiming the benefits of the Convention Between the Government of the Grand Duchy of Luxembourg and the Government of the United States of America for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital, Distributor will not withhold or deduct amounts in respect of U.S. withholding taxes from payments to Knight under this Agreement, except as may be required as a result of a change in applicable law. If, as a result of such a change in law, Distributor determines that it is required to withhold amounts from any payments to Knight under this Agreement, Distributor shall provide reasonable advance notice to Knight of its intention to withhold and shall provide Knight a reasonable opportunity to take (with Distributor’s cooperation) any measures that could reduce or eliminate the amount of such withholding. Any tax withheld on amounts payable by Distributor under this Agreement will be timely paid by Distributor on behalf of Knight to the appropriate governmental authority, and Distributor will furnish Knight with the corresponding proof of payment of such tax, as may be required in order to enable Knight to request reimbursement or deduction of the withheld amount, or to otherwise comply with its duties.

9.3

Characterization of Payments. The Parties acknowledge and agree that all Fees and other amounts payable by Distributor to Knight under this Agreement, including without limitation the Sourcing Services Fees, Product Fees, Sourcing Services Payments, and the Additional Transfer Price Payments, are paid exclusively as consideration for the purchase of Product from Knight and services with respect to the Supply and Manufacturing of Product, and do not constitute, and shall not be characterized as, royalties, license fees, or other payments for the use, exploitation, or licensing of any Intellectual Property Rights, Background IPR, Know-How, patents, copyrights, trade secrets, or the IMPAVIDO® Trademark. For the avoidance of doubt , no portion of any Fee or payment hereunder is attributable to, or is paid in respect of, any transfer, assignment, license, or right to use any Intellectual Property Rights (including the IMPAVIDO® Trademark), and the Parties shall not take any position to the contrary with any taxing authority or Regulatory Authority. Each Party shall use Commercially Reasonable Efforts to cooperate with the other Party to provide any certificates, documentation, or other information reasonably required by any taxing authority to support the characterization of payments as set forth in this Section.

ARTICLE 10
INVOICING AND PAYMENT

10.1	Payment of Invoices. According to Section 7.1, Knight shall issue an invoice after delivery of the Product.

10.2	Payment Terms. Payment of invoices shall be made by Distributor within thirty (30) days of the date of invoice, unless any other payment terms are specified.

10.3

Means of Payment; Currency. All payments to be made by Distributor to Knight under this Agreement shall be made in U.S. Dollars and by bank wire transfer in immediately available funds to such U.S. bank account as may be designated in writing by Knight from time to time.

10.4

Late Payments. If payment of any amount is overdue, Knight may charge interest on the overdue amount, from the due date of payment until the date of actual payment, at the rate of one percent (1%) per month.

10.5

Suspension Right. If Knight provides notice to Distributor that it has failed to pay any amounts due hereunder and Distributor failure to pay any outstanding amount within ten (10) days of notice of such outranking, past due payment in and the matter has been escalated in accordance with Section 17.1 (without requiring Knight to refer such matter to arbitration for resolution pursuant to Section 17.2), then Knight may, in addition to its rights in respect of termination for material breach by Distributor, stop further Supply of the Product until payment is made.

ARTICLE 11
BOOKS AND RECORDS; AUDIT RIGHTS

11.1

Maintained by Knight. Knight shall maintain, or cause to be maintained, all records necessary to comply with all Applicable Laws in the countries as to which Regulatory Approvals for the Product have been granted relating to the Manufacturing of the Product; provided Distributor has previously notified Knight in writing of any such records requirements which are more restrictive than U.S. law.

11.2

Maintained by Distributor. Distributor shall maintain complete and accurate records of all sales of the Product in the Territory and payments hereunder in sufficient detail to permit Knight to determine and confirm, using standard audit practices, that Distributor is complying with its diligence commitments as set forth in this Agreement and that the Additional Transfer Price Payments or other amounts are being paid to Knight. All such records shall be maintained for at least five (5) years or such longer period as may be required by Applicable Law.

11.3

Audit Rights; Costs. Upon reasonable prior notice, but no more than once per Calendar Year, Distributor shall make such records and underlying data available during regular business hours for a period of three (3) years from the end of the Calendar Year in which such individual records were created, for examination by Knight (using its internal resources) and/or an independent auditor appointed by Knight. Distributor shall provide full access to all underlying data supporting its records, whether such audit is conducted by Knight’s internal personnel or by an independent auditor. Any independent auditor engaged by Knight shall not disclose any Confidential Information of Distributor to any Third Party, except to the extent such disclosure is necessary to verify the accuracy of the reports furnished by Distributor or the amount of payments due by Distributor under this Agreement. Any Confidential Information of Distributor received by Knight in the course of an audit conducted by Knight’s internal personnel shall be used solely for the purpose of verifying Distributor’s compliance with this Agreement and determining the accuracy of payments due hereunder. Any amounts shown to be owed but unpaid shall be paid within thirty (30) days from the auditor’s report, plus interest (calculated at the rate as set forth in Section 10.4) from the original due date. Any amounts shown to have been overpaid shall be refunded within sixty (60) days from the auditor’s report. Knight shall bear the full cost of such audit unless such audit discloses an underpayment by Distributor of the amounts actually owed during the applicable audited period of more than five percent (5%), in which case the Distributor shall bear the reasonable cost of such audit.

11.4	Additional Audit Rights. In addition to the audit rights set forth in Section 11.3, Knight shall have the right, upon reasonable prior notice and during regular business hours, to audit and inspect:

11.4.1	Distributor’s pharmacovigilance systems, records, and procedures to verify compliance with Section 2.8 and any pharmacovigilance agreement;

11.4.2

Distributor’s marketing and promotional materials and activities to verify compliance with Section 2.5, Section 4.4, and Applicable Laws. Notwithstanding any approval granted by Knight, Distributor shall remain solely responsible for ensuring that all Materials and promotional or marketing activities comply with all Applicable Laws, and Knight’s review or approval of any Materials shall not relieve Distributor of such responsibility or create any liability on the part of Knight;

11.4.3	Distributor’s inventory records to verify compliance with Section 6.2 and the anti-diversion covenants set forth in Section 2.3; and

11.4.4

Distributor’s regulatory records, files, and correspondence relating to the Marketing Authorization, including all FDA communications, submissions, reports, and other documents maintained by Distributor in connection with its holding of the Marketing Authorization as nominee. Such regulatory audits may be conducted at any time upon reasonable notice (which may be less than the notice required for other audits under this Section 11.4), and Knight shall have the right to copy and retain any documents reviewed during such audit.

Such audits may be conducted no more than once per Calendar Year (except in the event of a material concern or suspected breach) and Knight shall use reasonable efforts to minimize disruption to Distributor’s business operations.

11.5	Distributor’s Audit Rights. Distributor shall have the right, upon reasonable prior notice and during regular business hours, to audit and inspect:

11.5.1	Knight’s pharmacovigilance systems, records, and procedures, in each case, solely to the extent relating to the Product, to verify compliance with any pharmacovigilance agreement or quality agreement;

11.5.2

Knight’s Contract Manufacturer (or to have Knight conduct such audit on Distributor’s behalf, with the results being shared with Distributor to the extent permitted under, and subject to the timing, frequency, notice, confidentiality, and other limitations and procedures set forth in, the relevant agreement between Knight and such Contract Manufacturer and the Quality Agreement); for greater certainty, any audit of a Contract Manufacturer shall be subject to, and shall not exceed, the audit rights available to Knight under its agreement with such Contract Manufacturer;

11.5.3

Knight’s regulatory records, files, and correspondence relating to the Marketing Authorization, including all FDA communications, submissions, reports, and other documents maintained by Knight in connection with the Marketing Authorization. Such regulatory audits may be conducted at any time upon reasonable notice (which may be less than the notice required for other audits under this Section 11.5), and Distributor shall have the right to copy and retain any documents reviewed during such audit; provided that all such records, files, correspondence, copies, and other information reviewed, copied, or retained by Distributor under this Section 11.5.3 shall constitute Knight’s Confidential Information. Such audits may be conducted no more than once per Calendar Year (except in the event of a material concern or suspected breach) and Distributor shall use reasonable efforts to minimize disruption to Knight’s business operations.

11.6

Annual Compliance Certification. Within sixty (60) days after the conclusion of any Calendar Year during the Term, Distributor shall deliver to Knight a certificate signed by a senior officer of Distributor (at the level of Vice President or higher) certifying that: (a) Distributor has complied with all material terms and conditions of this Agreement during the preceding Calendar Year; (b) Distributor has complied with all Applicable Laws in connection with its commercialization of the Product; (c) all reports and information provided by Distributor to Knight during such Calendar Year were accurate and complete in all material respects; and (d) to such officer’s knowledge, no event has occurred that would constitute a material breach of this Agreement. if Distributor is unable to provide such certification without qualification, the certificate shall describe in reasonable detail any known or suspected non-compliance or breach. Distributor’s failure to deliver the annual compliance certificate within the required timeframe shall constitute a material breach of this Agreement.

ARTICLE 12
REPRESENTATIONS, WARRANTIES AND COVENANTS

12.1	Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as of the Effective Date and during the Term, as follows:

12.1.1

It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement.

12.1.2	It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder.

12.1.3	It has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

12.1.4

This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms except to the extent enforceability is limited by bankruptcy, insolvency or similar laws affecting creditors’ rights and remedies or equitable principles.

12.1.5

The performance of its obligations under this Agreement will not conflict with its organizational documents, as amended, or result in a breach of any material agreements or contracts to which it is a party.

12.1.6	It has not entered into, and will not during the Term, enter into any agreements or contracts that would conflict with its obligations under this Agreement.

12.1.7	It shall perform under this Agreement and operate its business in material compliance with all Applicable Laws.

12.2	Distributor Representations, Warranties and Covenants. Distributor represents, warrants and covenants to Knight as of the Effective Date and for the Term:

12.2.1	Distributor has the corporate power and authority and the legal right to bind all Affiliates to perform any Distributor obligations (to the extent performed by such Affiliates).

12.2.2	[information redacted]

12.2.3	For the Term of this Agreement, Distributor shall not, and shall cause its Affiliates and Sublicensees not to:

(a)

directly or indirectly, manufacture, develop, market, file applications for Regulatory Approval, distribute, sell, or promote in the Territory any pharmaceutical products that (i) are indicated for or marketed for use in the same therapeutic areas as the Product; or (ii) contain the same active pharmaceutical ingredients as the Product;

(b)

directly or indirectly research, develop, manufacture, file, sell, market or distribute any other product that contains miltefosine or any product intended for the same therapeutic indication as the Product under the applicable Marketing Authorization (except in connection with a new Product pursuant to an agreement between the Parties pursuant to Section 2.9.2(c));

(c)

manufacture, attempt to manufacture, reverse engineer, or analyse the composition of the Product, or cause the Product to be manufactured directly or indirectly by third parties, without the prior written consent of Knight, which consent may be withheld in Knight’s sole and absolute discretion; or

(d)

actively or passively sell, promote, or solicit orders for the Product, or establish or maintain branches, sales offices, distribution depots, subsidiaries, or deposits for the purpose of the sale of the Product, in any countries outside the Territory, and Distributor shall refer to Knight any inquiries or orders received from customers located outside the Territory and shall not fulfil any such orders without Knight’s prior written consent.

12.2.4

Distributor is highly skilled and experienced in providing the services hereunder throughout the Territory, and shall only assign qualified, experienced personnel that shall perform in a professional and workmanlike manner.

12.2.5

Distributor and its Sublicensees (a) are not under investigation by the FDA for debarment or is presently debarred by the FDA pursuant to 21 U.S.C. §335a or its successor provisions, (b) do not have a disqualification hearing pending and has been disqualified by the FDA pursuant to 21 C.F.R. §312.70 or its successor provisions, and (c) are not subject to any pending or threatened action, suit, claim, investigation or legal or administrative proceeding relating to any of the foregoing and, to the best of Distributor’s knowledge, there is no basis for any of the foregoing. If, during the Term, Distributor or any of its Sublicensees (i) comes under investigation by the FDA for a debarment action or disqualification, (ii) is debarred or disqualified, or (iii) engages in any conduct or activity that could lead to any of the above-mentioned disqualification or debarment actions, Distributor shall immediately notify Knight of same.

12.2.6

Distributor represents, warrants and covenants that it shall, and shall cause its Affiliates and Sublicensees to, comply at all times during the Term with (a) the Anti-Corruption, Anti-Bribery, Anti-Money Laundering, Anti-Fraud, Anti-Financing of Terrorism and Anti-Financing of Weapons of Mass Destruction Policy attached hereto as Exhibit 6; and (b) the Code of Business Conduct and Ethics attached hereto as Exhibit 7.

12.3

Limitations in Promotion. Distributor represents, warrants and covenants to Knight as of the Effective Date and for the Term, it shall only promote, market, and advertise the Product for indications specifically provided in the Marketing Authorization and in conformity with Applicable Laws and any instructions or guidelines provided by Knight from time to time.

12.4	Knight Representations, Warranties and Covenants. Knight represents, warrants and covenants to Distributor as of the Effective Date that:

12.4.1	Knight Controls the IMPAVIDO® Trademark and shall, during the Term, maintain Control of such IMPAVIDO® Trademark.

12.4.2

(i) Knight has, and will continue during the Term to have, the right to grant to Distributor all the licenses and other rights herein to satisfy the purpose of this Agreement; and (ii) [information redacted], Knight has not granted any license, right or interest in, to or under the IMPAVIDO® Trademark to any Third Party with respect to the Product, in each case with respect to this clause (ii), in any way that would conflict with this Agreement. [information redacted].

12.4.3

Knight Therapeutics (USA) Inc. currently holds the MA and any other necessary regulatory approvals for the Product. The MA is in full force and effect, and Knight Therapeutics (USA) Inc. is in material compliance with the terms of the MA, all associated fees have been satisfied, there are no exceptions to the good standing of the MA, there are no open requests with the FDA known to Knight, there are no outstanding post approval commitments issued by the FDA with respect to the MA or the Product, and no notice has been received by Knight Therapeutics (USA) Inc. from the FDA or any other Regulatory Authority threatening the suspension, revocation, or limitation of the MA.

12.4.4	[information redacted]

12.4.5	[information redacted]

12.4.6	[information redacted]

12.4.7	The Product shall be Manufactured in accordance with the Product Specifications therefor.

12.4.8	Knight has obtained all consents, licenses, authorizations and sublicenses necessary to grant the rights to the Distributor hereunder and such rights will continue to be enforceable during the Term.

12.4.9

To the knowledge of Knight, the Manufacture, sale, or use of the Product in the Territory in accordance with the Marketing Authorization does not infringe upon any Intellectual Property Rights of any Third Party in the Territory.

12.4.10	To the knowledge of Knight, there are no activities being carried out by Third Parties in the Territory that constitute infringement or misappropriation of the IMPAVIDO® Trademark.

12.4.11	To the knowledge of Knight, no application for registration of a Generic Product has been filed in the Territory and Knight is not aware of any Generic Product currently being developed.

12.4.12	[information redacted]

12.4.13

To the extent permitted under the relevant agreement with Knight’s Contract Manufacturer(s) and subject to the confidentiality obligations owed by Knight to such Contract Manufacturer(s) and to applicable redactions to protect Third Party confidential information, Knight shall share with Distributor summaries of (or, where permitted, copies of) audit reports relating to Knight’s Contract Manufacturer(s) of the Product, in each case to the extent reasonably necessary for Distributor to perform its obligations or exercise its rights under this Agreement, the Pharmacovigilance Agreement, or the Quality Agreement.

12.4.14

During the Term, Knight shall not, and shall cause its Affiliates not to: (a) sell, distribute, or otherwise commercialize the Product or any Generic Product in the Territory, except through Distributor pursuant to this Agreement; or (b) file or submit any application for Regulatory Approval relating to any Generic Product in the Territory.

12.5	Intercompany Arrangements and Affiliate Execution. Knight represents, warrants, and covenants to Distributor that:

12.5.1

Knight acknowledges that certain contracts, agreements, regulatory filings, and other contractual arrangements relating to the Product are owned, held, or entered into by one or more Affiliates of Knight, and that the Marketing Authorization for the Product in the Territory is held by Knight Therapeutics (USA) Inc. on behalf of Knight;

12.5.2

Knight represents and warrants that it has, and shall maintain throughout the Term, all rights, licenses, and authorizations necessary to grant the licenses and rights to Distributor under this Agreement and to perform all of its obligations hereunder;

12.5.3

Knight shall, upon Distributor’s reasonable request, provide Distributor with written confirmation that all intercompany agreements necessary to grant the rights and licenses hereunder are in full force and effect, provided that Knight shall not be required to disclose the specific terms of such intercompany agreements except to the extent necessary to demonstrate compliance with this Section; and

12.5.4

Knight may, in its discretion, cause any of its Affiliates to perform any of Knight’s obligations under this Agreement, and any act or omission of such Affiliate in connection with such performance shall be deemed the act or omission of Knight for all purposes under this Agreement. Knight shall remain primarily liable to Distributor for the performance of all of Knight’s obligations under this Agreement, regardless of whether such obligations are performed by Knight or by any Affiliate of Knight.

12.6

No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF EITHER PARTY. ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED, OTHER THAN THE EXPRESS WARRANTIES IN THIS ARTICLE 12.

ARTICLE 13
INDEMNIFICATION AND LIMITATION OF LIABILITY

13.1

Indemnification by Knight. Knight shall defend, indemnify, and hold Distributor, its Affiliates and their respective officers, directors, employees, and agents (the “Distributor Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Distributor Indemnitees, all to the extent resulting from claims, suits, proceedings, or causes of action brought by such Third Party (collectively, “Distributor Indemnification Claims”) to the extent that such Distributor Indemnification Claims arise out of, are based on, or result from (a) any breach of this Agreement by Knight or any of Knight’s or its Affiliate’s representations, warranties, covenants or obligations under the Agreement; (b) the wilful misconduct, omission, or negligent acts of any member of Knight or its Affiliates, or the officers, directors or employees of the Knight; (c) any material violation of Applicable Law by Knight or its Affiliates occurring during the Term and in connection with Knight’s performance of its obligations under this Agreement; or [information redacted], unless such litigation, claim, or proceeding results from Distributor’s breach of this Agreement, the Pharmacovigilance Agreement or the Quality Agreement. The foregoing indemnity obligation shall not apply to the extent that the Distributor Indemnitees fail to comply with the indemnification procedures set forth in Section 13.3 and Knight’s defence of the relevant Distributor Indemnification Claims is prejudiced by such failure, or to the extent that any Distributor Indemnification Claim arises from, is based on, or results from (x) a material breach of any of Distributor’s representations, warranties, or obligations under the Agreement; or (y) the wilful misconduct or negligent acts of any Distributor Indemnitee.

13.2

Indemnification by Distributor. Distributor shall defend, indemnify, and hold Knight, its Affiliates and their respective officers, directors, employees, and agents (the “Knight Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Knight Indemnitees, all to the extent resulting from claims, suits, proceedings, or causes of action brought by such Third Party (collectively, “Knight Indemnification Claims”) to the extent that such Knight Claims arise out of, are based on, or result from (a) the storage, handling, or Commercialization of the Product by Distributor or its Affiliates, or their respective distributors (the “Distributor Group”); (b) any breach of this Agreement by Distributor or of any of Distributor’s or its Affiliate’s representations, warranties, covenants or obligations under the Agreement; (c) the wilful misconduct, omission or negligent acts of the Distributor or its Affiliates, or the officers, directors, employees, or agents of the Distributor; or (d) any material violation of Applicable Law by any member of the Distributor Group. The foregoing indemnity obligation shall not apply to the extent that the Knight Indemnitees fail to comply with the indemnification procedures set forth in Section 13.3 and Distributor’s defense of the relevant Knight Indemnification Claims is prejudiced by such failure, or to the extent that any Knight Indemnification Claim arises from, is based on, or results from (x) a material breach of any of Knight’s representations, warranties, or obligations under the Agreement; or (y) the willful misconduct or negligent acts of any Knight Indemnitee.

13.3

Indemnification Procedures. The Party claiming indemnity under this Article 13 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of a subject Indemnification Claim. Failure to provide such notice which substantially prejudices the Indemnifying Party’s ability to defend such Indemnification Claim may invalidate any obligation of indemnification. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Indemnification Claim. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, that the Indemnifying Party shall have sole case management authority, including the right to assume and conduct the defense with counsel of its choice. Neither Party may compromise or settle any matter without the other Party’s prior written consent, not to be unreasonably withheld.

13.4

Cap on Distributor Indemnification Claims. Notwithstanding any other provision of this Agreement, the aggregate liability of Knight under this Agreement, the Pharmacovigilance Agreement, the Quality Agreement or Section 13.1 for all Distributor Indemnification Claims and any claims by Distributor shall not exceed the [information redacted]. The Parties acknowledge that the Knight Indemnity Cap represents a fair allocation of risk in light of the Fees payable under this Agreement and the nature of the transactions contemplated hereby.

13.5	[information redacted]

13.6

Non-Infringement Covenant. Distributor hereby covenants and agrees that it shall not, directly or indirectly, knowingly or willfully take any action that would infringe, induce the infringement of, or contribute to the infringement of, under any legal theory (including without limitation direct infringement, induced infringement, contributory infringement, or any other theory of patent infringement under Applicable Laws), any patent held by a Third Party that relates to or covers miltefosine, its manufacture, use, sale, offer for sale, or importation into the U.S. Without limiting the generality of the foregoing, Distributor shall ensure that its promotional, marketing, and commercialization activities do not encourage, suggest, or facilitate any use of the Product that would infringe any Third Party patent relating to off-label uses of miltefosine. Distributor shall promptly notify Knight of any Third Party patents or patent applications of which Distributor becomes aware that may be relevant to the Product or its Commercialization in the Territory.

13.7

General Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL (INCLUDING LOST PROFITS), INCIDENTAL, EXEMPLARY, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY, OR OTHERWISE, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES, PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT APPLY TO (A) THE AMOUNTS EACH PARTY IS OBLIGATED TO PAY TO A THIRD PARTY AS PART OF A THIRD PARTY CLAIM THAT IS THE SUBJECT OF AN INDEMNIFICATION OBLIGATION HEREUNDER, OR (B) DAMAGES ARISING FROM A PARTY’S GROSS NEGLIGENCE, WILFUL OR INTENTIONAL MISCONDUCT, FRAUD OR BREACH OF THE LICENSE RESTRICTIONS OR BREACH OF ITS CONFIDENTIALITY OBLIGATIONS.

ARTICLE 14
FORCE MAJEURE

14.1

Notice of Force Majeure Event; Excused Performance. The Force Majeure Party shall, within five (5) days of the occurrence of a Force Majeure event, give notice in writing to the other Party specifying the nature and extent of the event of Force Majeure, its anticipated duration and any action being taken to avoid or minimize its effect. Subject to providing such notice and Sections 14.2 and 14.3 below, the Force Majeure Party shall not be liable for delay in performance or for non-performance of its obligations under this Agreement to the extent due to an event of Force Majeure.

14.2

Remediation. The Force Majeure Party shall take all steps as are reasonably necessary to (a) bring the Force Majeure event to a close or (b) find a solution by which the Agreement may be performed despite the continuation of the event of Force Majeure.

14.3

Termination for Prolonged Force Majeure Event. Notwithstanding the other provisions of this Article 14, if the Force Majeure Party is prevented from performing its obligations due to a Force Majeure event for a continuous period in excess of sixty (60) days after the date of the occurrence of the Force Majeure event, such failure to perform would constitute a material breach of this Agreement in the absence of such Force Majeure event, and the Parties agree that is foreseeable that the Force Majeure event cannot be resolved, the other Party may terminate this Agreement immediately by written notice to the Force Majeure Party, in which case neither Party shall have any liability to the other except for those rights and liabilities that accrued prior to the date of termination. In the event this Agreement is terminated due to a Force Majeure event pursuant to this Section 14.3, if the Force Majeure event is subsequently resolved, this Agreement shall be reinstated with the same terms and conditions.

ARTICLE 15
TERM AND TERMINATION.

15.1

Term. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with this Article 15, shall continue until [information redacted] (the “Initial Term”). Following the Initial Term, Agreement shall automatically renew for up to [information redacted] successive additional periods of one (1) year each (each, a “Renewal Term”), unless Distributor provides written notice to Knight no later than September 30th of the Calendar Year preceding the end of the then-current Term, together with payment of a renewal fee in consideration of Knight’s continuing obligation to provide Supply and Manufacturing services of [information redacted] (a “Renewal Fee”) due March 31st of the year in which the renewal takes effect, provided that Distributor has achieved annual Net Sales exceeding USD [information redacted] in the Calendar Year preceding the end of the then-current Term (the “Sales Target”); provided, however, that in the event that the Sales Target has not been achieved in such Calendar Year, Distributor may instead make a payment to Knight (together with the last Additional Transfer Price Payment that would otherwise be due for such Calendar Year in accordance with Section 9.1.4) in an amount equivalent to the difference between (1) the payments that have been made with respect to such Net Sales and (2) the amount that would have been due if such Sales Target had been achieved. Notwithstanding the foregoing, (1) in the event of any supply disruption, other failure to supply, or any regulatory action related to the Product that, in any such instance, directly causes a material reduction in demand for the Product in the Territory, the Sales Target shall not apply to the extent of such reduction, and Distributor’s right to renew this Agreement shall be unaffected, provided that there is a reasonable causal link between such event and the reduction in Net Sales, and (2) if a Generic Product enters the market, or in the event of any supply disruption or other failure to supply, the Parties shall negotiate in good faith a revised Sales Target and a revised Renewal Fee. For certainty, this Agreement shall expire automatically upon [information redacted]. The Initial Term, together with any Renewal Term(s), shall constitute the “Term” of this Agreement.

15.2

Termination by Distributor. In addition to any other provisions of this Agreement expressly providing for termination of this Agreement, this Agreement may be terminated, by Distributor, [information redacted] and upon written notice to Knight :

15.2.1

upon six (6) months notice, in the event that (a) a Generic Product is registered by any Third Party in the Territory, and (b) in any Calendar Year following commercial launch of that Generic Product in the Territory, Net Sales of the Product in the Territory are reduced by more than 50% of the Net Sales of the Product for the Calendar Year immediately prior to such commercial launch; or

15.2.2

as of January 30 of any Calendar Year, in the event that Net Sales of the Product in the Territory in the immediately preceding Calendar Year were less than [information redacted], other than as a result of a breach by Distributor of any of its obligations under this Agreement; or

15.2.3	[information redacted]

15.3

Termination by Either Party: In addition to any other provisions of this Agreement expressly providing for termination of this Agreement, this Agreement may be terminated, in whole or in part, upon notice to the other Party:

(a)

if the other Party is otherwise in material default or breach of this Agreement and such default or breach is not cured within (i) sixty (60) days after written notice thereof is delivered to the defaulting or breaching Party (thirty (30) days in the case of Distributor’s failure to pay any amounts due hereunder), or (ii) in the case of a breach that cannot be cured within sixty (60) days, within a reasonable period not exceeding one hundred twenty (120) days after written notice thereof is delivered to the defaulting or breaching Party.

(b)	if the other Party ceases to carry on its business as a pharmaceutical company in the ordinary course; or

(c)

if the other Party shall file in any court or agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in an insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors.

15.4	Effect of Termination. Without prejudice to any other rights or remedies Knight may have, upon the expiration or termination of this Agreement for any reason, Distributor shall:

15.4.1	immediately pay all undisputed sums which are due and payable to Knight under this Agreement;

15.4.2	immediately cease all use of any property of the Knight unless required for the continuation of any performance permitted hereunder, including any of Knight’s Confidential Information; and

15.4.3

be entitled to sell off any inventory of the Product existing on the date such termination is effective for a period of [information redacted] (in either case, the “Sell-Off Period”); provided, however, that (i) Distributor shall not, during the [information redacted] preceding the effective date of termination or expiration, order quantities of the Product materially in excess of Distributor’s average quarterly orders during the preceding twelve (12) months; (ii) Knight shall have no obligation to supply any Product to Distributor following delivery of notice of termination or during the Sell-Off Period, and any Purchase Orders or Firm Commitments outstanding as of the date of such notice may be cancelled by Knight in its sole discretion without liability; (iii) Distributor shall continue to pay the Additional Transfer Price Payments and other amounts due hereunder with respect to sales during the Sell-Off Period; and (iv) upon expiration of the Sell-Off Period, Distributor shall, at Knight’s option, either return any remaining inventory to Knight or destroy such inventory and provide written certification of destruction.

15.5	Effect of Termination or Expiration. Upon any termination or expiration of this Agreement, unless otherwise agreed by the Parties, the following shall apply:

15.5.1	All licenses granted to Distributor hereunder shall terminate immediately upon such termination or expiry.

15.5.2

As soon as practicable but in any event no more than ninety (90) days after such termination, Distributor shall, and hereby does, initiate the process to assign to Knight all Regulatory Materials and Regulatory Approvals (including with respect to all Regulatory Materials and all clinical data contained therein) owned or Controlled by Distributor for the Product, provided that, for clarity, Knight shall not exercise any rights under such assignment until such termination date. Distributor shall promptly notify the applicable Regulatory Authorities of such transfer and assignment in the customary manner.

15.5.3

As soon as practicable but in any event no more than ninety (90) days after such termination, Distributor shall transfer to Knight any regulatory, toxicology, manufacturing and QA/QC documents reasonably useful or necessary for Knight to continue Commercialization of the Product in the Territory without unnecessary loss of time or duplication of studies. At Knight’s request, Distributor shall request and allow its contractors that have conducted studies or operations with the Product to provide any relevant data or reports to Knight and to continue such operations on behalf of Knight, at Knight’s expense. Distributor shall also provide additional reasonable transition services requested by Knight. The transfers and transition services provided under this Article 15 will be at Distributor’s cost and expense.

15.5.4

In the event that Distributor has one or more agreements with Third Parties with respect to the Commercialization of the Product, at Knight’s request, Distributor shall assign or sublicense its rights under such agreement(s) (solely to the extent such agreements pertain to the Product) to Knight upon any such termination and Knight shall assume all of Distributor’s obligations under such agreement(s).

15.6

Data Rights. Upon termination of this Agreement by Distributor pursuant to Section 15.2 or by Knight pursuant to Section 15.3, Distributor shall, at Knight’s request and at no cost to Knight, provide Knight with copies of all commercialization data, market research, customer lists, sales data, pricing information, and other information and materials generated or collected by Distributor, its Affiliates, or Sublicensees in connection with the Commercialization of the Product. Knight shall have a perpetual, royalty-free, fully paid-up, non-exclusive license to use such information and materials for any purpose, including the continued Commercialization of the Product following termination.

15.7

Survival. The following provisions shall survive any expiration or early termination of this Agreement: Article 8, Article 10, Article 11, Article 12, Article 13, Article 14, Article 15, Article 16, Article 17, Article 19 and any other provisions of the Agreement required to give effect to their intent and meaning.

ARTICLE 16
CONFIDENTIALITY

16.1

Nondisclosure. Except as otherwise provided in this Agreement, any Confidential Information which is disclosed by or on behalf of one Party to the other in connection with this Agreement shall remain the property of the Disclosing Party and the Receiving Party undertakes:

16.1.1

to use the Confidential Information solely and exclusively for the purposes of this Agreement, and not to use the Confidential Information for any other purpose whatsoever, including the Manufacture, marketing, sale or licensing of any process or product or any other commercial purpose anywhere in the world, unless the Parties specify otherwise; provided, however, that Knight, as Receiving Party, may disclose such Confidential Information as is reasonably necessary to facilitate the transition to a new distributor or Distributor of the Product or the IMPAVIDO® Trademark following the termination or expiration of this Agreement, provided that such new distributor or Distributor has entered into a written confidentiality agreement with obligations no less protective of such Confidential Information than those set forth in this Article 16; and

16.1.2	to maintain the confidentiality of the Confidential Information and not to disclose it directly or indirectly to any other Person, except as otherwise permitted pursuant to this Article 16; and

16.1.3

at the request of the Disclosing Party and/or upon termination of this Agreement, to return, delete or destroy all copies of the Confidential Information, in whatever form it is held, provided that the Receiving Party may retain one (1) copy of the Confidential Information for the sole purpose of determining its obligations under this Agreement but may make no further use of such Confidential Information whatsoever. Notwithstanding the foregoing, Receiving Party may retain Confidential Information on electronic backup systems to which access within the organization of Receiving Party or its Representatives, as the case may be, is limited to purposes of backup and contingency planning. The return, deletion or destruction of any Confidential Information will not relieve Receiving Party of its obligation to maintain the confidentiality of the Confidential Information duly retained by the Receiving Party in accordance with the terms hereof; and

16.1.4

not to copy or reproduce in any form or medium Confidential Information or any part thereof except as may be reasonably necessary for or in connection with the purpose of this Agreement and that any such copies or reproductions shall be the property of the Disclosing Party.

16.2

Permitted Recipients. Notwithstanding Section 16.1, the Receiving Party may only disclose the Disclosing Party’s Confidential Information to its officers, employees, professional advisors and (with respect to Knight only, Knight’s Contract Manufacturers or other subcontractors) on a purely need to know basis to the extent necessary or required for the purposes of carrying out their respective obligations under the Agreement and in order to fulfill the purpose of this Agreement, provided that the Receiving Party shall ensure that, prior to such disclosure, each such Person to whom Confidential Information is to be disclosed is made aware of the obligations contained in this Agreement, and adhere to substantially similar terms as if it were a party to this Agreement.

16.3

Disclosure Required by Law. Nothing in Section 16.1 shall preclude disclosure of any Confidential Information required by any governmental, quasi-governmental or regulatory agency or authority or court entitled by law to disclosure of the same, or which is required by law or the rules or requirements of any stock exchange, national securities exchange, or similar securities regulatory body to be disclosed, provided that the Receiving Party promptly notifies the Disclosing Party when such requirement to disclose has arisen to enable the Disclosing Party to seek an appropriate protective order, to make known to the relevant agency, authority, court, stock exchange, or securities regulatory body the proprietary nature of the Confidential Information, and to make any applicable claim of confidentiality. The Receiving Party agrees to co-operate in any action, which the Disclosing Party may decide to take. If the Receiving Party is required to make a disclosure in accordance with this clause, it shall only make a disclosure to the extent to which it is obliged and any such disclosed information shall remain Confidential Information.

16.4

Exceptions. The provisions of Section 16.1 shall not apply to any Confidential Information which the Receiving Party can demonstrate, to the reasonable satisfaction of the Disclosing Party based on authenticated written records:

16.4.1

was already in the possession of the Receiving Party or any of its Affiliates and at the Receiving Party’s or any of its Affiliates’ free use and disposal or in the public domain (through in each case no fault of the Receiving Party or any of its Affiliates or no breach of this Agreement by the Receiving Party) prior to its disclosure by the Disclosing Party under this Agreement as documented by the Receiving Party’s written records; or

16.4.2	is purchased or otherwise legally acquired by the Receiving Party or any of its Affiliates at any time from a third Person having and the right to disclose it; or

16.4.3	comes into the public domain, otherwise than through the fault of the Receiving Party or any of its Affiliates; or

16.4.4	is independently generated by the Receiving Party or any of its Affiliates without any recourse or reference to the Confidential Information as documented by the Receiving Party’s written records.

16.5	Termination Survival. The obligations of each Party in this Article 16 shall survive the termination of this agreement for a period of seven (7) years.

16.6

Publicity. Subject to the special authorized disclosure provisions set forth in this Article 16, neither Party shall disclose to any Third Party the nature of their relationship or the terms of this Agreement. If either Party desires to make a public announcement concerning the terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld. A Party commenting on such a proposed press release shall provide its comments, if any, within two (2) Business Days after receiving the press release for review.

16.7

Permitted Disclosure. Except as expressly provided in this Article 16, each Party agrees not to disclose any terms of this Agreement to any third party without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed). Each party (the “Providing Party”) may, however, provide a copy of this Agreement or otherwise disclose its terms in connections with any financing transaction or in connection with any actual or potential bona fide acquisition or sublicense, provided that the person or entity to whom a copy of this Agreement is provided or to whom the terms of this Agreement are disclosed is bound to the Providing Party by reasonable confidentiality obligations, and provided further that the Providing Party is responsible for breaches or confidentiality hereunder by such person or entity to whom a copy of this Agreement is provided or to whom the terms of this Agreement are disclosed. Notwithstanding the foregoing, the Parties may issue a mutually agreed upon press release announcing the execution of this Agreement and describing the relationship of the Parties under the Agreement. In addition, each Party may disclose to third parties the information disclosed in such press release without the need for further approval by the other Party, and Knight may disclose to third parties (via press releases or otherwise) the achievement of any material targets in connection with this Agreement without prior approval by Distributor.

16.8

Filing of Agreement with Regulatory Authority. The Parties acknowledge that each Party (or its Affiliate) may at some point in time be obligated to file a copy of this Agreement with a Regulatory Authority having regulatory authority over the securities of such Party (or such Affiliate) or the exchange thereof. In the event of such request, the Party requested to file the Agreement shall promptly inform the other Party thereof and shall use reasonable efforts to maintain the confidentiality of the other Party’s Confidential Information and terms of this Agreement in any such filing or disclosure. Prior to making any such filing of a copy of this Agreement, the Parties shall mutually agree on the provisions of this Agreement for which the Parties shall seek confidential treatment, it being understood that if one Party determines to seek confidential treatment for a provision for which the other Party does not, then the Parties will use reasonable efforts in connection with such filing to seek the confidential treatment of any such provision. The Parties shall cooperate, each at its own expense, in such filing, including without limitation such confidential treatment request, and shall execute all documents reasonably required in connection therewith. The Parties will reasonably cooperate in responding promptly to any comments received from the Requesting Body with respect to such filing in an effort to achieve confidential treatment of such redacted form; provided that a Party shall be relieved of such obligation to seek confidential treatment for a provision requested by the other Party if such treatment is not achieved after the second round of responses to comments from the Requesting Body.

ARTICLE 17
DISPUTE RESOLUTION

17.1

Disputes. The Parties recognize that disputes or issues between the Parties as to certain matters may from time to time arise during the Term concerning either Party’s rights and/or obligations under this Agreement. It is the objective of the Parties to establish procedures to facilitate the resolution of issues and disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 17 to resolve any issue, dispute, controversy or claim arising out of, relating to or in connection with any provision of this Agreement (a “Dispute”), if and when any such Dispute arises under this Agreement. For clarity, nothing in this Article 17 shall be construed as a waiver of any Party’s rights to pursue any claims, remedies, or relief to which it may be entitled under this Agreement or at law, subject to the dispute resolution procedures set forth herein.

17.2

Arising Between the Parties. With respect to all Disputes arising between the Parties, including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, representatives of the Parties shall attempt to resolve such Dispute within thirty (30) days after written notice of such Dispute is received by the other Party in writing to the other Party. If the representatives of the Parties are unable to resolve the Dispute within such thirty (30) days, either Party may refer, by written notice, such Dispute to the senior executive officers for each Party for attempted resolution by good faith negotiations within thirty (30) days after such notice is received.

17.3

Binding Arbitration. If the Parties are unable to resolve any dispute under Section 17.2 within the time specified therein, either Party shall have the right to submit the dispute for final and exclusive resolution under the International Chamber of Commerce (“ICC”) Rules of Arbitration. In the event of any conflict between the ICC Rules of Arbitration and any provision of this Agreement, this Agreement shall govern. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. Arbitration shall be held in Wilmington, Delaware conducted in the English language, and shall be governed by the substantive laws of the State of Delaware. The arbitration shall be conducted by a panel of three arbitrators appointed in accordance with ICC rules; provided that each Party shall within thirty (30) days after the institution of the arbitration proceedings appoint an arbitrator, and such arbitrators shall together, within thirty (30) days, select a third arbitrator as the chairman of the arbitration panel, each arbitrator shall have significant experience in the pharmaceutical business. If the two initial arbitrators are unable to select a third arbitrator within such thirty (30) day period, the third arbitrator shall be appointed in accordance with ICC rules. The arbitrators shall render their opinion within thirty (30) days of the final arbitration hearing. Decisions of the panel of arbitrators shall be final and binding on the Parties; provided, that the arbitrators shall have no authority (a) to make decisions with respect to matters with respect to which a Party has final decision making authority, as expressly set forth in this Agreement, (b) to award damages that exceed the scope of the limitations set forth in Section 13.7 above, or (c) to award punitive or exemplary damages. Either Party may apply to any court having competent jurisdiction to enforce the arbitration provisions of this Agreement or an arbitration award as determined pursuant to this Section 17.3. Such court shall have no jurisdiction or ability to resolve disputes beyond the specific foregoing issues.

17.4

Prevailing Party Costs and Fees. The losing Party to the arbitration (if any) as determined by the arbitrators shall reimburse the prevailing Party for it costs and expenses arising from the arbitration, including arbitrator fees, ICC administrative costs, and reasonable attorneys fees.

17.5

Injunctive Relief. Notwithstanding anything to the contrary herein, either Party may seek a preliminary injunction or temporary restraining order in any court of competent jurisdiction in order to prevent any irreparable harm from occurring, including preventing Confidential Information from being disclosed without appropriate authorization under this Agreement. The availability of such injunctive relief shall not constitute a waiver of the obligation to arbitrate Disputes under this Agreement.

17.6

Continued Performance. Provided that this Agreement has not terminated, the Parties shall continue performing their respective obligations under this Agreement pending the final resolution of any Dispute raised under Section 17.1.

17.7

Confidentiality. The existence and status of activities conducted under this Article 17, including any arbitration proceeding or decisions hereunder, shall be deemed Confidential Information of each Party, and shall be subject to Article 16, to the extent applicable in accordance with Applicable Law. Either Party may request that the arbitration tribunal issue appropriate protective orders to safeguard such Party’s Confidential Information. Except as required by law, neither Party shall make (or request the arbitration tribunal to make) any public announcement with respect to the proceedings or decision of the arbitration tribunal without prior written consent of the other Party. The existence of any Dispute submitted to arbitration and any decision or award shall be kept in confidence by each Party and the arbitration tribunal, except as required in connection with the enforcement of such award or as otherwise required by Applicable Law.

ARTICLE 18
SCOPE OF COVERAGE

18.1	Scope of Coverage. Distributor shall procure and maintain, at its sole cost and expense, the following insurance coverages with insurers having an A.M. Best rating of A- VII or better:

(a)

Commercial General Liability insurance, including contractual liability coverage, with limits of not less than USD $5,000,000 per occurrence and USD $6,000,000 in the annual aggregate, covering bodily injury, property damage, personal injury, and advertising injury;

(b)	Product Liability insurance with limits of not less than USD $7,000,000 per occurrence and USD $10,000,000 in the annual aggregate;

(c)

Workers’ Compensation insurance as required by Applicable Law and Employer’s Liability insurance with limits of not less than USD $1,000,000 per accident, per employee for disease, and policy limit for disease; and

(d)	Such other insurance as may be required by Applicable Law.

18.2

Provision of Copies. Distributor shall provide Knight with certificates of insurance evidencing the coverages required hereunder upon request and prior to the First Commercial Sale. Failure by Distributor to procure or maintain the required insurance shall constitute a material breach of this Agreement.

18.3	No Reduction of Liability. Distributor’s procurement and maintenance of such insurance shall not limit or reduce Distributor’s liability or indemnification obligations under this Agreement.

ARTICLE 19
MISCELLANEOUS

19.1	Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, without giving effect to the conflicts of laws provision thereof.

19.2

Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing and shall be delivered by electronic messaging, by hand or by internationally recognized overnight delivery service that requires a signature for delivery and maintains records of such delivery, addressed to the Parties at the following addresses specified in this Section 19.2 (or to such other addresses of which notice shall have been given in accordance with this Section 19.1):

If to Knight:

Knight Therapeutics Europe S.A.

70 Route d’Esch

L-1470 Luxembourg

[information redacted]

[information redacted]

With a copy to:

Davies Ward Phillips & Vineberg LLP

1501 McGill College Ave.

Suite 2700

Montreal, Québec H3A 3N9

Canada

[information redacted]

[information redacted]

[information redacted]

If to Distributor:

Eton Pharmaceuticals, Inc

21925 W Field Pkwy #235

Deer Park, IL 60010

Attn: Legal Department

Email: dkrempa@etonpharma.com

With a copy to:

Cooley LLP
One Freedom Square
Reston Town Center, 11951 Freedom Drive
Reston, VA 20190-5656 U.S.A.
Attention: Kenneth J. Krisko
Email: kkrisko@cooley.com

This Section is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

19.3

Relationship of the Parties. The status of a Party under this Agreement shall be that of an independent contractor. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Parties or, except as otherwise expressly provided in this Agreement, as granting either Party the authority to bind or contract any obligation in the name of or on the account of the other Party or to make any statements, representations, warranties or commitments on behalf of the other Party. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

19.4	Assignment.

19.4.1

Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, such consent in its sole discretion, except that: (a) Distributor may make such an assignment without Knight’s consent only in the event of a Change of Control of Distributor or to a successor to all or substantially all of Distributor’s business and assets (but for clarity, not personnel or other organizational functions generally), whether by merger, sale of stock, sale of assets, or other transaction; and (b) Knight may make such an assignment without Distributor’s consent in the event of a Change of Control of Knight, to a successor to all or substantially all of Knight’s business or assets, or to a Third Party that acquires all or substantially all of Knight’s rights to, or assets relating to, the Product (including by way of divestiture, license, sale, spin-off, or other transfer of the Product, whether by merger, sale of stock, sale of assets, or other transaction. Any permitted assignment shall be binding on the successors of such Party.

19.4.2

Notwithstanding Section 19.4.1, in the event of a Change of Control of Distributor, Distributor shall provide Knight with written notice thereof no later than fifteen (15) days following the earlier of: (i) the public announcement of such Change of Control; or (ii) the signing of a definitive agreement with respect to such Change of Control. Such notice shall include reasonable detail regarding the identity of the acquiring party and the material terms of the proposed transaction.

19.4.3

For the avoidance of doubt, if the acquiring party in a Change of Control of Distributor is, as of the date of such Change of Control, a party that has been debarred or disqualified by the FDA or any other Regulatory Authority, Knight shall have the right to terminate this Agreement immediately upon written notice, without further liability to Distributor.

19.4.4

Whether or not this Agreement is assigned pursuant to Section 19.4, the rights to clinical data, information, materials, Know-How or other intellectual property rights: (i) controlled by a Third Party permitted assignee of a Party or any of its Affiliates that were controlled by such assignee or any of its Affiliates (and not such Party) immediately prior to such assignment (other than as a result of a license or other grant of rights, covenant or assignment by such Party or its Affiliates to, or for the benefit of, such Third Party); or (ii) controlled by any successor-in-interest of a Party as a result of a Change of Control or any Person that becomes an Affiliate of a Party through any Change of Control of such Party, that were controlled by such successor or Person (and not such Party) immediately prior to such Change of Control (other than as a result of a license or other grant of rights, covenant or assignment by such Party or its other Affiliates to, or for the benefit of, such Person), in each case ((i) and (ii)), shall be automatically excluded from the rights licensed or granted to the other Party under this Agreement.

19.4.5	Any assignment or attempted assignment by either Party in violation of the terms of this Section 19.4 shall be null, void and of no legal effect.

19.5

Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

19.6

Waiver and Non-Exclusion of Remedies. A Party’s failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy shall not constitute a waiver of that provision, right or remedy or prevent such Party from enforcing any or all provisions of this Agreement and exercising any rights or remedies. To be effective any waiver must be in writing and signed by the waiving Party. All rights and remedies are cumulative and do not exclude any other right or remedy provided by law or otherwise available. The acceptance by Knight of any payment by Distributor hereunder shall not operate as any waiver by Knight of any right, power or remedy provided by law or under this Agreement.

19.7

Severability. To the fullest extent permitted by Applicable Law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then such provision shall be given no effect by the Parties and shall not form part of this Agreement. To the fullest extent permitted by Applicable Law and if the rights or obligations of any Party shall not be materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect and the Parties shall use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with Applicable Law and achieves, as nearly as possible, the original intention of the Parties.

19.8

Entirety. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of the Agreement. This Agreement supersedes all prior agreements, whether written or oral, with respect to the subject matter of the Agreement. Any amendment or modification of this Agreement must be in writing and signed by authorized representatives of both Parties.

19.9	Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original and all of which taken together shall be deemed to constitute one and the same instrument.

[Signature page follows.]

This Agreement is executed by the authorized representatives of the Parties as of the date first written above.

KNIGHT THERAPEUTICS EUROPE S.A.		ETON PHARMACEUTICALS, INC.

by		by
	[information redacted]		[information redacted]
	[information redacted]		[information redacted]

by

[information redacted] [information redacted]